Exhibit 10.1

Execution Version

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of October 23, 2026,

among

GETTY IMAGES HOLDINGS, INC.,

as a Debtor and Debtor in Possession under Chapter 11 of the Bankruptcy Code, as Borrower

CANTOR FITZGERALD SECURITIES,
as Administrative Agent and as Collateral Agent,

and

The Lenders Party Hereto

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

i

(continued)

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01	Conditions to Closing Date; Interim Term Loans	57
Section 4.02	Conditions to each Delayed Draw Borrowing Date	59
Section 4.03	Conditions to Final Borrowing Date	60
Section 4.04	Conditions to All Credit Extensions	61

ARTICLE V

REPRESENTATIONS AND WARRANTIES

(continued)

ARTICLE VI

AFFIRMATIVE COVENANTS

ARTICLE VII

NEGATIVE COVENANTS

(continued)

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

(continued)

ARTICLE X

MISCELLANEOUS

v

SCHEDULES

1	Subsidiary Guarantors
1.01(a)	[Reserved]
2.01	Commitments and Pro Rata Shares
5.06	Litigation
5.09	Environmental Matters
5.12	Subsidiaries and Other Equity Investments
6.16	Post-Closing Undertakings
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.06	Restricted Payments
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C	Term Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	[Reserved]
E-3	Administrative Questionnaire
F	Guaranty
G-1	Security Agreement
G-2	Pledge Agreement
H	[Reserved]
I	[Reserved]
J	Initial Approved Budget
K	[Reserved]
L	[Reserved]
M	[Reserved]
N	Intercompany Note
O	U.S. Tax Compliance Certificate

This DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) is entered into as of October 23, 2026, by and among GETTY IMAGES HOLDINGS, INC., a Delaware corporation and a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”), and CANTOR FITZGERALD SECURITIES, as Administrative Agent and as Collateral Agent.

PRELIMINARY STATEMENTS

WHEREAS, on October 21, 2026 (the “Petition Date”), the Borrower and the Guarantors (each, a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each such case, a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) and have continued in the possession of their assets and the management of their business pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has requested that the Lenders provide a debtor-in-possession credit facility in an aggregate principal amount of up to $143,000,000.00 (the “DIP Facility”), with all of the Borrower’s obligations under the DIP Facility to be guaranteed by each Guarantor, and the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

WHEREAS, the Borrower and each other Loan Party has secured all of the Obligations under the Loan Documents by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of the property of the Borrower and the other Loan Parties, subject to the limitations described herein and in the Collateral Documents; and

WHEREAS, the priority of the DIP Facility with respect to the Collateral granted as security for the payment and performance of the Obligations shall be as set forth in the Interim DIP Order and the Final DIP Order, as applicable, in each case, upon entry thereof by the Bankruptcy Court, and in the Collateral Documents;

WHEREAS, all of the claims granted under the Orders and the Loan Documents to the Administrative Agent, the Collateral Agent and the Lenders in respect of the DIP Facility shall be subject to the Carve Out and Adequate Protection Claims; and

WHEREAS, all of the Liens granted under the Orders and the Loan Documents to the Collateral Agent, for the benefit of the Secured Parties, in respect of the DIP Facility (the “DIP Liens”), shall be subject and subordinate to the Carve Out and Adequate Protection Liens (other than in respect of the DIP Priority Collateral, which shall rank senior to the Adequate Protection Liens).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01  Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Abe Investment” means Abe Investment Holdings, Inc., a Delaware corporation.

“Adequate Protection Claims” means a superpriority administrative expense claim in the Chapter 11 Cases, solely to the extent of any diminution in the value of (x) the Prepetition Secured Debt Claims holders’ cash collateral, (y) the Prepetition Revolving Loan Claims holders’ cash collateral, and (z) any other Prepetition Collateral, in each case, as of the Petition Date, with priority over all administrative expenses and claims of any kind or nature whatsoever, specified in or ordered pursuant to section 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code, subject and junior only to the Carve Out.

“Adequate Protection Liens” means, to secure the Adequate Protection Claims, (i) a perfected security interest in and Lien on all Prepetition Collateral, solely to the extent of any diminution in value, which shall be subject to and immediately junior in priority to the Carve Out, but with priority over all other Liens on the Prepetition Collateral, and (ii) a perfected security interest in and Lien on all Collateral (other than the Segregated DIP Account and the cash therein and the cash withdrawn (and unused) therefrom), solely to the extent of any diminution in value, which, other than with respect to any such Collateral that constitutes Prepetition Collateral, shall be subject to and junior in priority to the Carve Out and the DIP Liens, but with priority (except as set forth in the following proviso) over all other Liens on such Collateral; provided, that any Adequate Protection Liens attaching to the DIP Priority Collateral shall rank junior in priority to the DIP Liens attaching to the DIP Priority Collateral.

“Adequate Protection Payments” means current cash payments of (a) interest on the Prepetition Secured Debt Claims at the applicable non-default rate of interest, (b) required amortization payments, (c) any administrative agent fees payable to the administrative agent under the Prepetition Credit Agreement and (d) fees payable on account of any Letters of Credit (under and as defined in the Prepetition Credit Agreement), in each case, as provided under their respective debt document, including, for the avoidance of doubt, payment of cash interest and amortization on the Prepetition EUR Term Loan Claims held by Koch Equity Development LLC and its Related Parties.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period, plus 0.00%; provided that if the Adjusted Term SOFR Rate as so determined would be less than zero for any Interest Period, such rate shall be deemed to be equal to zero for such Interest Period for the purposes of this Agreement.

“Administrative Agent” means Cantor Fitzgerald Securities (including its affiliates), in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-3 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders under this Agreement.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“Anti-Terrorism Laws” has the meaning specified in Section 5.20.

“Applicable Rate” means a percentage per annum equal to 5.00% per annum for Term Benchmark Loans, and 4.00% per annum for Base Rate Loans.

“Appropriate Lenders” means, at any time, with respect to Loans of any Tranche, the Lenders of such Tranche (or in the case of the Delayed Draw Facility or the Final Term Facility, the Lenders that have Commitments or Loans with respect to such Facility).

“Approved Bankruptcy Court Order” means (a) each of the Orders, as such order is amended and in effect from time to time in accordance with this Agreement and (b) any order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any DIP Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or DIP Superpriority Claims), (iv) use of Cash Collateral, (v) debtor-in-possession financing, (vi) adequate protection granted with respect to, or otherwise relating to, any Prepetition Debt, (vii) any Chapter 11 Plan or order approving a sale of all, substantially all or a material portion of the assets of any Loan Party pursuant to section 363 of the Bankruptcy Code, (viii) the assumption or rejection of contracts, and (ix) ordinary course unsecured claims, in the case of each of the foregoing clauses (i) through (vi), that (A) is in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, as applicable (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders, (B) has not been vacated, reversed, or stayed, and (C) has not been amended or modified except as reasonably satisfactory to the Required Lenders, and (c) with respect to any other order (including with respect to the foregoing clauses (vii) through (ix)), an order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, as applicable (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders, (ii) has not been vacated, reversed, or stayed and not cured within ten (10) Business Days, and (iii) has not been amended or modified in a manner adverse to the rights of the Required Lenders in any material respect except as agreed to in writing by the Required Lenders.

“Approved Budget” means, initially, the Initial Approved Budget, and, thereafter, the most recent Updated Budget accepted by the Required Lenders in accordance with Section 6.01(d); provided, that no Approved Budget shall include a budgeted payment of Delayed Draw Payments in excess of the undrawn Delayed Draw Term Loan Commitments.

“Approved Budget Withdrawal” has the meaning specified in Section 7.17.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2025, and the related consolidated statements of operations, cash flows, stockholders equity and total comprehensive income (loss) for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

“Bankruptcy Court” has the meaning specified in the preliminary statements to this Agreement.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate plus 1/2 of 1%, (b) the Prime Rate and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certifications” has the meaning specified in Section 4.01(h).

“Beneficial Ownership Regulation” means 31 C.F.R. Section 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Parties” means the collective reference to the Borrower and the Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrowing” means the borrowing of a Loan of a single Tranche from all the Lenders having Commitments of such respective Tranche on a given date (or resulting from a conversion or conversions on such date) and having, in the case of Term Benchmark Borrowing, the same Interest Period.

“Budget” means any 13-week consolidated weekly operating budget of the Debtors and their respective Subsidiaries setting forth, among other things, projected receipts, disbursements, liquidity and net cash flow for the period described therein prepared by management of the Debtors, in form and level of detail substantially consistent with the Initial Approved Budget.

“Budget Variance Report” means, for any Budget Variance Test Period, a variance report for such period prepared by or on behalf of the Debtors, setting forth (i) the Debtors’ aggregate “disbursements” and aggregate “receipts”, in each case, for the immediately preceding two-week period ending on the Saturday immediately preceding the applicable Budget Variance Test Date compared to the projected aggregate receipts and disbursements set forth in the Approved Budget for such Budget Variance Test Period and (ii) the variance in dollar amounts of the actual aggregate amount of receipts and disbursements (excluding all fees due and payable pursuant to 28 U.S.C. § 1930(a) plus any interest due and payable under 31 U.S.C. § 3717) for the immediately preceding two-week period ending on the Saturday immediately preceding the applicable Budget Variance Test Date from those reflected for the corresponding period in the Approved Budget (such comparison, the “Variance”).

“Budget Variance Test Date” means each Friday that occurs every other week (commencing with the third Friday occurring after the Petition Date) or, to the extent such Friday is not a Business Day, the next Business Day thereafter.

“Budget Variance Test Period” means, with respect to any Budget Variance Test Date, the two-week period ending on the Saturday immediately preceding the applicable Budget Variance Test Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located (as may be modified pursuant to an amendment entered into in accordance with the terms of Section 3.03 or 10.01); provided that, when used in connection with any Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capitalized Lease Obligations” means, as applied to any Person, all obligations of such Person under leases of property that have been or should be, in accordance with GAAP, recorded as capitalized leases of such Person, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP; provided that any change in GAAP that becomes effective after the Closing Date will not cause any obligation that was not or would not have been a Capitalized Lease Obligation prior to such change to be deemed a Capitalized Lease Obligation following such change.

“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carve Out” has the meaning specified in the Interim DIP Order or the Final DIP Order, as applicable.

“Carve Out Reserve” has the meaning specified in the Interim DIP Order or the Final DIP Order, as applicable.

“Carve Out Withdrawal” has the meaning specified in Section 7.17.

“Cash Collateral” has the meaning specified in the Interim DIP Order or the Final DIP Order, as applicable.

“Cash Equivalents” means:

(a) Dollars and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary, in each case in the ordinary course of business;

(b) securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(c) securities issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(d) commercial paper or variable or fixed rate notes issued by or guaranteed by any Lender or any bank holding company owning any Lender;

(e) commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(f) time deposits with, or domestic and eurodollar certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the Dollar Equivalent thereof) in the case of foreign banks;

(g) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (b), (c) and (f) above entered into with any bank meeting the qualifications specified in clause (f) above or securities dealers of recognized national standing;

(h) marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(i) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (h) above;

(j) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made; and

(k) solely with respect to any Captive Insurance Subsidiary, any investment that a Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any casualty insurance proceeds (for the avoidance of doubt, excluding any proceeds with respect to any business interruption insurance policy) or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means: (a) for any reason whatsoever, (i) a majority of the board of directors of the Borrower shall not be Continuing Directors, or (ii) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date) other than Permitted Holders shall beneficially own a percentage of the then outstanding Voting Equity Interests of the Borrower that is more than the greater of (A) 35% of the outstanding Voting Equity Interests of the Borrower or (B) the percentage of such Voting Equity Interests owned, directly or indirectly, beneficially by Permitted Holders.

“Chapter 11 Case” has the meaning specified in the preliminary statements to this Agreement.

“Chapter 11 Plan” means a joint chapter 11 plan of the Debtors, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with such Section 4.01.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral”, “DIP Collateral” or words of similar intent as defined in the Interim DIP Order (and, when applicable, the Final DIP Order) or the Collateral Documents and all of the other property and assets that are or are required under the terms of the Orders and Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means Cantor Fitzgerald Securities, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Segregated DIP Account Control Agreement, the Orders, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent and the Lenders pursuant to Section 6.12 or 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” an Interim Term Loan Commitment, Final Term Loan Commitment or Delayed Draw Term Loan Commitment.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Term Benchmark Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D or such other form as may be agreed between the Borrower and the Administrative Agent (at the direction of the Required Lenders).

“Confirmation Order” means the confirmation order with respect to the Chapter 11 Plan entered by the Bankruptcy Court, including all exhibits and schedules thereto.

“Continuing Directors” shall mean the directors of the Borrower on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors or such other director receives the vote of the Sponsor or the Getty Investors in his or her election by the stockholders of the Borrower.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity investments in one or more companies.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.25.

“Credit Bid” means any credit bid by any Lender in respect of the Obligations, pursuant to section 363(k) of the Bankruptcy Code or otherwise.

“Credit Extension” means a Borrowing.

“Debt Fund Affiliate” means any Affiliate of a Permitted Holder (other than the Borrower and its Subsidiaries) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Permitted Holder does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such Affiliate.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” has the meaning specified in the preliminary statements to this Agreement.

“Declined Amounts” has the meaning specified in Section 2.05(c).

“Declining Lender” has the meaning specified in Section 2.05(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal, the applicable interest rate plus 2.00% per annum and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans within three Business Days of the date required to be funded by it hereunder (other than as a result of good faith disputes thereon), (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has (A) (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any equity interest in that Lender or any direct or indirect parent company thereof or (y) the occurrence of any of the events described in clause (d)(A)(i), (d)(A)(ii) or (d)(A)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement or (B) become the subject of a Bail-In Action.

“Delayed Draw Borrowing Date” means any date on which all the conditions precedent set forth in Sections 4.02 and 4.04 shall be satisfied or waived with respect to any requested borrowing of a Delayed Draw Term Loan.

“Delayed Draw Payment” means any payment made in respect of eligible uses specified in the “Delayed Draw Uses” row of the Approved Budget.

“Delayed Draw Term Loan Commitment” means, as to each Term Lender, its obligation to make Delayed Draw Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Delayed Draw Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $30,000,000.00.

“Delayed Draw Term Loan Lenders” means, at any time, any Lender that has a Delayed Draw Term Loan Commitment or holds Delayed Draw Term Loans at such time.

“Delayed Draw Term Loans” means a Loan made pursuant to Section 2.01(c).

“DIP Priority Collateral” means Collateral consisting of (i) thirty-five percent of the unencumbered Equity Interests, as of the Petition Date, of each Foreign Subsidiary directly owned by a Debtor that is not included in the Prepetition Collateral (ii) the Previously Unencumbered Property, (iii) the Segregated DIP Account and all amounts deposited therein and withdrawn therefrom (but excluding withdrawn amounts used in accordance with this Agreement and the Orders) and (iv) subject to the entry of the Final DIP Order, proceeds of all Avoidance / Recovery Actions (as defined in the Orders); provided that, for the avoidance of doubt, DIP Priority Collateral shall not include or consist of any amount amounts contributed to the Funded Reserves or the Carve Out Reserves and the segregated accounts where such amounts are held.

“DIP Facility” has the meaning specified in the preliminary statements to this Agreement.

“DIP Liens” has the meaning specified in the preliminary statements to this Agreement.

“DIP Superpriority Claim” has the meaning specified in the Interim DIP Order or the Final DIP Order, as applicable.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement (as defined in the RSA) as a disclosure statement meeting the applicable requirements of the Bankruptcy Code and, to the extent necessary, approving the related Solicitation Materials (as defined in the RSA), which order may be the Confirmation Order.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date in effect at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of officers, directors, employees, consultants or independent contractors of the Borrower or any Restricted Subsidiary or by any such plan to any such Person, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or a Restricted Subsidiary or any other Person in order to satisfy applicable statutory or regulatory obligations or as a result of such Person’s termination, death or disability.

“Disqualified Lender” has the meaning specified in Section 10.07(b).

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in Euros, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with Euros last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with Euros, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion.

“Domestic Subsidiary” means any Subsidiary of the Borrower that (i) is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) is not (a) a Foreign Subsidiary or (b) a FSHCO.

“ECL” has the meaning given to such term in the RSA.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan to such Person under Section 10.07(b)(iii)).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, including applicable common law, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses or restrictions of any Governmental Authority relating to pollution, the protection of the environment, the release of Hazardous Materials into the environment and human exposure to Hazardous Materials, including those related to hazardous materials, substances or wastes, air emissions and discharges to public pollution control systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA) or is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) the imposition of any liability under Sections 4062, 4063, 4064, 4069, 4201 or 4204 upon any Loan Party or any ERISA Affiliate; (g) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; (h) any Foreign Benefit Event or (i) any other similar event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Borrower or any Subsidiary.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€” means the official lawful currency of the participating member states of the EMU.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Equity Interests” shall mean (i) Equity Interests to the extent the grant of a security interest therein is prohibited by Law or requires a consent not obtained of any Governmental Authority pursuant to such Law; (ii) Equity Interests in any Person, other than the Borrower and wholly owned Restricted Subsidiaries, to the extent not permitted by the terms of such Person’s Organization Documents or joint venture documents; (iii) Equity Interests to the extent a security interest in such Equity Interests would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar Law in any applicable jurisdiction) as determined in good faith by the Borrower in writing in consultation with the Collateral Agent (acting at the direction of the Required Lenders); and (iv) Equity Interests as to which the Collateral Agent (acting at the direction of the Required Lenders) and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

“Excluded Property” shall mean (a) any Excluded Equity Interest, (b) [reserved], (c) [reserved], (d) letter of credit rights with a value (as determined in good faith by the Borrower, which determination shall be conclusive) of less than $1,000,000, (e) Commercial Tort Action (as defined in the Security Agreement) with a value of less than $1,000,000 (as determined in good faith by the Borrower, which determination shall be conclusive), (f) any asset or property to the extent the grant of a security interest therein is prohibited by Law or requires a consent not obtained of any Governmental Authority pursuant to such Law, (g) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar Law in any applicable jurisdiction) determined in good faith by the Borrower in writing in consultation with the Collateral Agent, (h) any lease, license or other agreement or contract or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or contract or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a wholly owned Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction and other than Proceeds (as defined in the Security Agreement) and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction notwithstanding such prohibition, (i) those assets as to which the Collateral Agent (acting at the direction of the Required Lenders) and the Borrower agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (j) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, (k) “intent-to-use” trademark or service mark applications, (l) the Funded Reserves and the Carve Out Reserves (each as defined in the Orders) and the segregated accounts holding such amounts (except as to any reversionary interest of the Loan Parties related thereto) and (m) any assets excluded pursuant to the Order (other than by reference to this Agreement).

“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary, (b) [reserved], (c) a FSHCO, (d) not wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries, (e) [reserved], (f) [reserved], (g) [reserved], (h) a Subsidiary that is prohibited by applicable Law from guaranteeing the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, (i) a Subsidiary that is prohibited from guaranteeing the Facilities by any Contractual Obligation in existence on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof), (j) a Subsidiary with respect to which the provision of such guarantee of the Obligations would result in adverse tax consequences to Borrower or one of its Subsidiaries (as determined in good faith by the Borrower and notified in writing to the Administrative Agent), (k) a not-for-profit Subsidiary, (l) any Captive Insurance Subsidiary, or (m) any Subsidiary to the extent the cost of providing such guarantee is excessive in relation to the value afforded thereby as reasonably agreed by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders); provided that Excluded Subsidiary shall not include any Debtor as of the Closing Date.

“Excluded Taxes” has the meaning specified in Section 3.01(a).

“Executive Order” has the meaning specified in Section 5.20.

“Facility” means the Interim Term Loans (the “Interim Term Facility”), the Final Term Loans and the Final Term Loan Commitments with respect thereto (the “Final Term Facility”), and the Delayed Draw Term Loans and the Delayed Draw Term Loan Commitments with respect thereto (the “Delayed Draw Facility”), as the context may require.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“FATCA” has the meaning specified in Section 3.01(a).

“FCPA” has the meaning specified in Section 5.22.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Final Borrowing Date” means the date on which all the conditions precedent set forth in Section 4.03 shall be satisfied or waived; provided that such date shall be no later than five (5) Business Days after the Milestone set forth in Section 6.20(d) is satisfied, as may be extended with the consent of the Required Lenders.

“Final DIP Order” means the final order of the Bankruptcy Court that is in form and substance satisfactory to the Required Lenders (and as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders (with an email from counsel being sufficient) which may be withheld in their sole discretion).

“Fee Letter” means the letter agreement, dated as of the date hereof, between the Borrower, the Administrative Agent and the Collateral Agent.

“Final Term Loan Commitment” means, as to each Term Lender, its obligation to make Final Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Final Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Final Term Loan Commitments as of the Closing Date is $28,000,000.00.

“Final Term Loans” means a Loan made pursuant to Section 2.01(b).

“First Day Orders” means an order entered by the Bankruptcy Court approving the relief requested in the First Day Pleadings (as defined in the RSA).

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Borrower or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Lender” has the meaning specified in Section 10.15(b).

“Foreign Plan” means any benefit plan established, maintained or contributed to by the Borrower or any of its Subsidiaries and subject to the Law of any jurisdiction other than the United States (other than a plan maintained exclusively by a Governmental Authority).

“Foreign Subsidiary” means any Subsidiary of the Borrower which is neither (a) organized under the laws of the United States, any state thereof or the District of Columbia nor (b) a FSHCO. Notwithstanding anything to the contrary in this Agreement, any Subsidiary of a Person described in the immediately preceding sentence shall be deemed to be a Foreign Subsidiary under this Agreement.

“FRB” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“FSHCO” means any Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash and Cash Equivalents) incidental to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Reserve” has the meaning specified in the Interim DIP Order or the Final DIP Order, as applicable.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Getty Images” means Getty Images, Inc.

“Getty Investors” means, collectively, Getty Investments, L.L.C., October 1993 Trust, Mark H. Getty, The Options Settlement, or any lineal descendant of J. Paul Getty (including (x) children of any such lineal descendant by adoption and step children, and (y) the spouse of any such lineal descendant), or any Affiliate of the foregoing, or any trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Borrower.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Griffey Midco” means Griffey MidCo (DE), LLC, a Delaware limited liability company.

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any such obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith (which determination shall be conclusive). The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Restricted Subsidiaries of the Borrower listed on Schedule 1 and each other Restricted Subsidiary of the Borrower that executes and delivers a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means the Guaranty, made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F.

“Hazardous Materials” means any hazardous or toxic chemicals, materials, substances or waste which is listed, classified or regulated by any Governmental Authority as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic wastes,” “contaminants” or “pollutants,” or words of similar regulatory import, under any Environmental Law, including petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and urea formaldehyde.

“Impositions” has the meaning specified in Section 3.01(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, or other similar instruments;

(b) the maximum amount of (i) all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property (other than (i) trade accounts payable in the ordinary course of business, (ii) any such obligations incurred under ERISA, (iii) any earn-out obligation except to the extent such earn-out obligation has been determined by such Person in good faith to be due and payable and is not paid within 60 days after the date of such determination (in the amount so determined to be due and payable and remaining unpaid), (iv) expenses and other liabilities accrued in the ordinary course of business, (v) obligations resulting from take-or pay contracts entered into in the ordinary course of business and (vi) obligations due within six months of the date of incurrence);

(e) Indebtedness of any other Person secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capitalized Lease Obligations;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing obligations of another Person;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and (B) in the case of the Borrower and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Approved Budget” means the initial Budget for the 13-week period commencing on the Closing Date, in form and substance acceptable to the Required Lenders, a copy of which is attached as Exhibit J.

“Intercompany Note” means the Intercompany Subordinated Note, dated as of the Closing Date and as supplemented from time to time, substantially in the form of Exhibit N hereto executed by Borrower and each other Restricted Subsidiary of the Borrower.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability for the benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the scheduled Maturity Date of the Facility under which such Loan was made.

“Interim DIP Order” means an interim order of the Bankruptcy Court that is in form and substance satisfactory to the Agents (with respect to themselves) and the Required Lenders (and as the same may be amended, supplemented, or modified from time to time after entry with the consent of the Required Lenders (with an email from counsel being sufficient) which may be withheld in their sole discretion.

“Interim Term Loan Commitment” means, as to each Term Lender, its obligation to make Interim Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Interim Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Interim Term Loan Commitments as of the Closing Date is $85,000,000.00.

“Interim Term Loans” means a Loan made pursuant to Section 2.01(a).

“Investment” means, as to any Person, any direct or indirect investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of Indebtedness in respect of such Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such other Person or (d) the acquisition of another Person as the Division Successor pursuant to the Division of any Person that was not a wholly-owned Subsidiary prior to such Division. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto.

“Investors” means (i) the Getty Investors and their respective Control Investment Affiliates and (ii) the Management Group.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Subsidiaries and (b) any Person in whom the Borrower or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Financing” has the meaning specified in Section 7.13.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Term Loan Maturity Date” means, at any date of determination, the latest maturity date applicable to any Tranche of Term Loans hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, legally binding guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the legally binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any leases evidencing Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing); provided that, for the avoidance of doubt, in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of an Interim Term Loan, a Final Term Loan or a Delayed Draw Term Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) [reserved], (iii) the Notes, (iv) the Guaranty, (v) the Collateral Documents, (vi) the Fee Letter and (vii) any other document from time to time executed in connection with the foregoing that is designated as a “Loan Document”.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Group” means directors and members of management of the Borrower and its Subsidiaries that have ownership interests in the Borrower or (in each case) family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Borrower (for so long as the ownership interests held by such Persons (other than the Getty Investors) are less than the ownership interests cumulatively held by the Getty Investors).

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under the Orders or the other Loan Documents or (c) a material adverse effect on the rights and remedies (taken as a whole) of the Lenders or Agents under the Orders or the other Loan Documents, in each case, excluding (i) the effect of filing the Chapter 11 Cases, the events and conditions leading up to and customarily resulting from the commencement and continuation of the Chapter 11 Cases, the Chapter 11 Cases themselves, the effects thereof and any action required to be taken under the Loan Documents or the Orders (ii) any matters publicly disclosed with the Securities and Exchange Commission (or any other manner that results in equivalent public dissemination) prior to the filing of the Chapter 11 Cases.

“Material Intellectual Property” means intellectual property that is material to the business of the Borrower and the Restricted Subsidiaries, taken as a whole.

“Maturity Date” means the earliest to occur of (i) the Scheduled Maturity Date, (ii) the Plan Effective Date, (iii) the consummation of a sale or other disposition of all or substantially all assets of the Debtors, taken as a whole, under section 363 of the Bankruptcy Code, (iv) the date the Bankruptcy Court orders the conversion of the bankruptcy case of any of the Debtors to a Chapter 7 liquidation or the dismissal of the bankruptcy case of any Debtor and (v) the date of acceleration or termination of the DIP Facility in accordance with the terms hereof.

“Maximum Rate” has the meaning specified in Section 10.10.

“Maximum Variance” has the meaning specified in Section 7.16.

“MD&A” has the meaning specified in Section 6.01(a).

“Milestones” has the meaning specified in Section 6.20.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means an amount equal to:

(a) with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Borrower or any Restricted Subsidiary and including any proceeds received as a result of unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of (A) the principal amount of, premium or penalty, if any, and interest and other amounts owing in respect of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and, if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien that is expressly subordinated to the Lien securing the Obligations), (B) the out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary or reasonable fees actually incurred in connection therewith), (C) taxes paid or estimated in good faith by the Borrower (which determination shall be conclusive) to be payable in connection with such Disposition or Casualty Event (or any tax distribution that the Borrower may be required to make as a result of such Disposition or Casualty Event) and any repatriation costs (other than taxes) associated with receipt by the applicable taxpayer of such proceeds, (D) any costs associated with unwinding any related Swap Contract in connection with such transaction, (E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by the Borrower or any Restricted Subsidiary after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (F) any customer deposits required to be returned as a result of such Disposition and (G) the pro rata portion of the net cash proceeds of any Disposition or Casualty Event by any non-wholly owned Restricted Subsidiary (calculated without regard to this clause (G)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any noncash consideration received by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount, or any offsetting other reserve) of any reserve described in clause (E) above;

(b) with respect to the issuance of any Equity Interest by the Borrower or any Restricted Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts, upfront fees, commitment fees, commissions, and other costs and expenses incurred or directly or indirectly funded by the Borrower or such Restricted Subsidiary, in connection with such issuance and any costs associated with unwinding any related Swap Contract in connection therewith; and

(c) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts, upfront fees, commitment fees, commissions, taxes paid or estimated in good faith by the Borrower (which determination shall be conclusive) to be payable, and other costs and expenses incurred or directly or indirectly funded by the Borrower or such Restricted Subsidiary, in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith.

“New Interests” has the meaning given to such term in the Chapter 11 Plan.

“New Preferred Interests” has the meaning given to such term in the Chapter 11 Plan.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Note” means a Term Note.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations of, any Loan Party arising under any Loan Document or otherwise, in respect of any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party in accordance with the terms of this Agreement.

“OFAC” has the meaning specified in Section 5.20.

“Orders” means individually or collectively, as the context may require, the Interim DIP Order and the Final DIP Order.

“ordinary course of business” means the ordinary course of business of the applicable Person and its Subsidiaries, consistent with past practices and undertaken in good faith.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and, if applicable, any agreement or instrument with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Affiliate” means any Getty Investor and any Affiliate of a Getty Investor, other than Borrower, any Subsidiary of the Borrower and any natural person.

“Other Fees and Expenses” has the meaning specified in Section 10.04.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means with respect to any Tranche of Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans, occurring on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(m).

“PATRIOT Act” has the meaning specified in Section 5.20.

“Payment” has the meaning specified in Section 9.11(b).

“Payment Notice” has the meaning specified in Section 9.11(c).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Permitted Holders” means the collective reference to (i) the Sponsor and its respective Control Investment Affiliates (but excluding any operating portfolio companies of the foregoing), (ii) the Investors and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date) of which the Persons described in clauses (i) or (ii) are members; provided that, without giving effect to the existence of such group or any other group, Persons described in clauses (i) and (ii), collectively, beneficially own Voting Equity Interests representing more than 50% of the total voting power of the Voting Equity Interests of the Borrower.

“Permitted Variances” has the meaning specified in Section 7.16.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the preliminary statements to this Agreement.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Plan Effective Date” has the meaning given to the term “Effective Date” in the Chapter 11 Plan.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means, collectively, the Pledge Agreement dated the date hereof executed by the Loan Parties, substantially in the form of Exhibit G-2, together with each other pledge agreement and pledge agreement supplement executed and delivered pursuant to Section 6.12.

“Prepetition 11.25% Secured Notes” means the 11.25% Senior Secured Notes due 2030 issued by Getty Images, pursuant to the Prepetition 11.25% Secured Notes Indenture.

“Prepetition 11.25% Secured Notes Claims” means any Claim on account of, related to, or in connection with the Prepetition 11.25% Secured Notes.

“Prepetition 11.25% Secured Notes Indenture” means that certain Indenture, dated May 5, 2025, by and among Getty Images, the guarantors party thereto, and the Prepetition 11.25% Secured Notes Trustee, as amended and supplemented from time to time.

“Prepetition 11.25% Secured Notes Trustee” means U.S. Bank Trust Company, National Association, in its capacity as the trustee and notes collateral agent under the Prepetition 11.25% Secured Notes Indenture.

“Prepetition 14.00% Notes” means the 14.00% Senior Notes due 2028 issued by Getty Images, pursuant to the Prepetition 14.00% Notes Indenture.

“Prepetition 14.00% Notes Indenture” means that certain First Supplemental Indenture, dated October 21, 2025, by and among Getty Images, the guarantors party thereto, and the Prepetition 14.00% Notes Trustee, as amended and supplemented from time to time.

“Prepetition 14.00% Notes Trustee” means Wilmington Trust, National Association, in its capacity as the trustee under the Prepetition 14.00% Notes Indenture.

“Prepetition 9.75% Notes” means the 9.750% Senior Notes due 2027 issued by Getty Images, pursuant to the Prepetition 9.75% Notes Indenture.

“Prepetition 9.75% Notes Indenture” means that certain First Supplemental Indenture, dated February 19, 2019, by and among Getty Images, the guarantors party thereto, and the Prepetition 9.75% Notes Trustee, as amended and supplemented from time to time.

“Prepetition 9.75% Notes Trustee” means Wilmington Trust, National Association, in its capacity as the trustee under the Prepetition 9.75% Notes Indenture.

“Prepetition Collateral” means all property of the Debtors, whether existing on the date on the Petition Date or thereafter acquired, that is subject to a Lien securing the Prepetition Secured Debt Claims (and/or the Prepetition Revolving Loan Claims).

“Prepetition Credit Agreement” means that certain Credit Agreement, dated as of February 19, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date), by and among Abe Investment and Getty Images, as the borrowers, Griffey Midco, as holdings, the several lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

“Prepetition Credit Agreement Documents” means the “Loan Documents” as defined in the Prepetition Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time.

“Prepetition Debt” means the Prepetition Secured Debt and the Prepetition Unsecured Debt.

“Prepetition EUR Term Loan Claims” means any Claim on account of, related to, or in connection with any Prepetition EUR Term Loan.

“Prepetition EUR Term Loans” means the “Euro Term B-1 Loans” as defined in the Prepetition Credit Agreement.

“Prepetition First Lien Debt Documents” means the Prepetition 11.25% Secured Notes Indenture and the Prepetition Credit Agreement Documents.

“Prepetition Indentures” means, collectively, the Prepetition 11.25% Secured Notes Indenture, the Prepetition 14.00% Notes Indenture, and the Prepetition 9.75% Notes Indenture.

“Prepetition Revolving Loan Claims” means any Claim on account of, related to, or in connection with any Prepetition Revolving Loans.

“Prepetition Revolving Loans” means any “Revolving Credit Loan” as defined in the Prepetition Credit Agreement.

“Prepetition Secured Debt Claims” means, collectively, the Prepetition Term Loan Claims and the Prepetition 11.25% Secured Notes Claims.

“Prepetition Secured Debt” means any secured Indebtedness of any Debtor outstanding on the Petition Date under the Prepetition 11.25% Secured Notes and the Prepetition Credit Agreement.

“Prepetition Term Loan Claims” means, collectively, the Prepetition EUR Term Loan Claims and the Prepetition USD Term Loan Claims.

“Prepetition Unsecured Debt” means any Indebtedness of any Debtor outstanding on the Petition Date under any of the Prepetition Unsecured Notes.

“Prepetition Unsecured Notes” means the Prepetition 9.75% Notes and the Prepetition 14.00% Notes.

“Prepetition Unsecured Notes Documents” means, collectively, the Prepetition Unsecured Notes Indentures and all other documents executed and delivered with respect to the Prepetition Unsecured Notes or the Prepetition Unsecured Notes Indentures, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Prepetition Unsecured Notes Indentures” means, collectively, the Prepetition 14.00% Notes Indenture and the Prepetition 9.75% Notes Indenture.

“Prepetition USD Term Loan Claims” means any Claim on account of, related to, or in connection with any Prepetition USD Term Loan.

“Prepetition USD Term Loans” means the “Dollar Fixed Rate Term B-1 Loans” as defined in the Prepetition Credit Agreement.

“Previously Unencumbered Property” means all property of the Debtors, whether existing on the Petition Date or thereafter acquired, that is not subject to (i) valid, perfected, and non-avoidable liens in existence immediately prior to the Petition Date or (ii) valid and non-avoidable liens perfected after the Petition Date to the extent permitted by section 546(b) of the Bankruptcy Code.

“primary obligor” has the meaning specified in the definition of “Guarantee.”

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities at such time; provided that if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“Professional Fee Disbursements” means the disbursements of the type identified as “Professional Fees” (or any similar term) provided under the Initial Approved Budget and each subsequent Approved Budget, including, without limitation, amounts funded to the Funded Reserve Account and the Carve Out Reserves.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Public Side Information” means information with respect to Borrower and its Subsidiaries and their respective securities that (i) is publicly available, (ii) is not material for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if Borrower or such Subsidiaries were public reporting companies (as reasonably determined by the Borrower).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.25.

“Register” has the meaning specified in Section 10.07(c).

“Regulatory Authority” has the meaning specified in Section 10.08.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Remedies Notice Period” has the meaning assigned to such term in the Orders.

“Replaceable Lender” has the meaning specified in Section 3.07(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, director, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party, and, as to any document delivered on the Closing Date (except as otherwise set forth in Section 4.01), any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Foreign Subsidiary” means each Restricted Subsidiary that is also a Foreign Subsidiary.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower.

“Restructuring Transaction Steps” has the meaning given to such term in the Chapter 11 Plan.

“Reuters” has the meaning specified in the definition of “Dollar Equivalent.”

“RSA” shall mean that certain Restructuring Support Agreement, dated as of October 12, 2026, by and among the Borrower, the other Debtors, certain lenders holding Prepetition Debt party thereto from time to time and the other parties party thereto from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“S&P” means Standard & Poor’s Financial Services LLC, a wholly owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctions” has the meaning specified in Section 5.20.

“Scheduled Maturity Date” means January 31, 2027.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders and each co-agent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Article IX.

“Security Agreement” means, collectively, the Security Agreement dated the date hereof executed by certain of the Loan Parties, substantially in the form of Exhibit G-1, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12.

“Segregated DIP Account” means a deposit account of a Loan Party that is subject to a Segregated DIP Account Control Agreement.

“Segregated DIP Account Control Agreement” means a control agreement in form and substance reasonably satisfactory to the Collateral Agent and the Lenders (it being agreed that any agreement that requires Cantor Fitzgerald Securities (in its individual capacity and not in its capacity as an Agent) to indemnify any third party shall not be reasonably satisfactory to the Collateral Agent) pursuant to which the Collateral Agent obtains control (within the meaning of the UCC or any other applicable law) over the Segregated DIP Account.

“SEMS” means the Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SPC” has the meaning specified in Section 10.07(g)

“Sponsor” means Koch Icon Holdings, LLC.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or (b) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors.

“Supported QFC” has the meaning specified in Section 10.25.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” has the meaning specified in Section 3.01(a).

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Loan” means a Loan that bears interest based on the Adjusted Term SOFR Rate. All Term Benchmark Loans shall be denominated in Dollars.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the applicable Term Lenders pursuant to Section 2.01.

“Term Facility” means the Interim Term Facility, the Final Term Facility and the Delayed Draw Facility, as the context may require.

“Term Lender” means, at any time, any Lender that has a Commitment at such time or holds Term Loans at such time.

“Term Loan” means an Interim Term Loan, Final Term Loan or a Delayed Draw Term Loan, as the context may require.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans made or held by such Term Lender.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Threshold Amount” means $5,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Tranche” refers to with respect to Term Loans or Commitments, whether such Term Loans or Commitments are (1) Interim Term Loans or Interim Term Loan Commitments, (2) Final Term Loans or Final Term Loan Commitments or (3) Delayed Draw Term Loans or Delayed Draw Term Loan Commitments.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or Term Benchmark Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Updated Budget” has the meaning specified in Section 6.01(d).

“Updated Budget Delivery Date” has the meaning specified in Section 6.01(d).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” has the meaning specified in Section 10.15(b)(ii).

“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Special Resolution Regime” has the meaning specified in Section 10.25.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 10.15(b)(i).

“Variance” has the meaning specified in the definition of “Budget Variance Report”.

“Voting Equity Interests” means, with respect to any Person, the outstanding Equity Interests of a Person having the power, directly or indirectly, to designate the board of directors of such Person.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02  Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)  The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(i)  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(ii)  The term “including” is by way of example and not limitation.

(iii)  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(iv)  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(v)  The term “or” is not exclusive.

(c)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03  Accounting Terms.

(a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect for the period to which the Audited Financial Statements relate, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)  If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof; provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) in the case of any relevant calculation, the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Required Lenders, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) the Borrower may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

Section 1.04  [Reserved]

Section 1.05  References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06  Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Section 1.07  Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08  [Reserved].

Section 1.09  [Reserved].

Section 1.10  [Reserved].

Section 1.11  [Reserved].

Section 1.12  [Reserved].

Section 1.13  [Reserved].

Section 1.14  Interest Rates; Benchmark Notification. The interest rates on Term Benchmark Loans may be derived from interest rate benchmarks that may be discontinued or are, or may in the future become, the subject of regulatory reform. In the circumstances as set forth in Section 3.03 of this Agreement, such Section 3.03 provides a mechanism for determining an alternative rate of interest to the Term SOFR Rate, as applicable. The Administrative Agent will notify the Borrower, pursuant to Section 3.03, in advance of any change to the reference rate upon which the interest rate on Term Benchmark Loans are based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.03, will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.

Section 1.15  Funding Through Applicable Lending Offices. Any Lender may, by notice to the Administrative Agent and the Borrower, designate an Affiliate of such Lender as its applicable Lending Office with respect to any Loans to be made by such Lender to the Borrower or make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loans. In the event that a Lender designates an Affiliate of such Lender as its applicable Lending Office for Loans to the Borrower under any Facility or makes any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loans, then all Loans and reimbursement obligations to be funded by such Lender under such Facility to the Borrower shall be funded by such applicable Lending Office or foreign or domestic branch or Affiliate, as applicable, and all payments of interest, fees, principal and other amounts payable to such Lender under such Facility shall be payable to such applicable Lending Office or foreign or domestic branch or Affiliate, as applicable. Except as provided in the immediately preceding sentence, no designation by any Lender of an Affiliate as its applicable Lending Office or making any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loans shall alter the obligation of the Borrower to pay any principal, interest, fees or other amounts hereunder.

Section 1.16  Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01  The Loans.

(a)  Interim Term Borrowings. Subject to the terms and conditions set forth herein and in the Orders, each Term Lender with an Interim Term Loan Commitment severally agrees to make an Interim Term Loan to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Interim Term Loan Commitment. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.

(b)  Final Term Borrowings. Subject to the terms and conditions set forth herein and in the Orders, each Term Lender with a Final Term Loan Commitment severally agrees to make a Final Term Loan to the Borrower on the Final Borrowing Date in an amount not to exceed such Term Lender’s Final Term Loan Commitment. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.

(c)  Delayed Draw Term Loan Borrowings. Subject to the terms and conditions set forth herein and in the Orders, each Term Lender with Delayed Draw Term Loan Commitments severally agrees to make Delayed Draw Term Loans to the Borrower, in no more than five (5) draws in an amount not to exceed such Term Lender’s Delayed Draw Term Loan Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.

Section 2.02  Borrowings, Conversions and Continuations of Loans.

(a)  Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (New York City time) three Business Days (or one Business Day with respect to the Interim Term Borrowings and the Final Term Borrowings) prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Term Benchmark Loans, or of any conversion of Term Benchmark Loans to Base Rate Loans. Each written notice by the Borrower pursuant to this Section 2.02(a) shall be delivered by the Borrower to the Administrative Agent in the form of a Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Term Benchmark Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting an Interim Term Loan Borrowing, Final Term Loan Borrowing or a Delayed Draw Term Loan Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans that are Term Benchmark Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the location for which funds are to be disbursed (which may be in the form of a funds flow memorandum). If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to Term Benchmark Loans with an Interest Period of one month. Any such automatic conversion to Term Benchmark Loans, as applicable, with an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If the Borrower requests a Borrowing or continuation of Term Benchmark Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)  Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Term Benchmark Loans with an Interest Period of one month described in Section 2.02(a). In the case of a Term Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds in the applicable currency at the Administrative Agent’s Office not later than 11:00 a.m. (New York City time) (or 1:00 p.m. (New York City time) in the case of Base Rate Loans) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)  Except as otherwise provided herein, a Term Benchmark Loan may be continued or, solely in the case of Term Benchmark Loans, converted, in either case, only on the last day of an Interest Period for such Term Benchmark Loan, as applicable, unless the Borrower pays the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loan denominated in Dollars may be requested as, converted to or continued as Term Benchmark Loans.

(d)  The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. The determination of the Adjusted Term SOFR Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)  After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 10 Interest Periods in effect.

(f)  The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03  [Reserved].

Section 2.04  [Reserved].

Section 2.05  Prepayments.

(a)  Optional.

(i)  Subject to the Orders, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without, except as set forth in Section 2.09 and Section 3.05, premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) three Business Days prior to any date of prepayment of Term Benchmark Loans, and (2) any prepayment of Term Benchmark Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). If such notice is given by the Borrower, subject to clause (iii) below, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest thereon which shall be paid in cash in connection with such prepayment, together with any additional amounts required pursuant to Sections 2.09 and Section 3.05. Each prepayment of outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the applicable Tranche of Term Loans and to the principal repayment installments thereof as determined by the Administrative Agent (at the direction of the Required Lenders); and provided that each such prepayment shall be paid to the Appropriate Lenders on a pro rata basis.

(ii)  [Reserved].

(iii)  Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to Section 2.05(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)  Mandatory.

(i)  [Reserved].

(ii)  [Reserved].

(iii)  Upon the incurrence or issuance by the Borrower or any Restricted Subsidiary of any Indebtedness not permitted by Section 7.03, the Borrower shall prepay the Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom promptly following receipt thereof by the Borrower or such Restricted Subsidiary.

(iv)  [Reserved].

(v)  [Reserved].

(vi)  Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to the applicable Tranche of Term Loans and to the principal repayment installments thereof as determined by the Administrative Agent (at the direction of the Required Lenders), and shall be paid to the Term Lenders of that Tranche ratably in accordance with their respective Pro Rata Share, together with accrued and unpaid interest thereon, which shall be paid in cash in connection with such prepayment.

(vii)  All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of Term Benchmark Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Term Benchmark Loan, as applicable, pursuant to Section 3.05.

(c)  Term Lender Opt-Out. The Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under Section 2.05(b)(iii) at least five Business Days prior to the date of such prepayment, or as promptly as practical thereafter. Each such notice shall specify the expected date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.05(b)(ii) or Section 2.05(b)(iii) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Appropriate Lender may decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than three Business Days after the date of such Appropriate Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Administrative Agent on or prior to such third Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term Loans owing to Appropriate Lenders (other than Declining Lenders) in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall be retained by the Borrower and its applicable Restricted Subsidiaries (such amounts, “Declined Amounts”).

(d)  [Reserved].

Section 2.06  Termination or Reduction of Commitments.

(a)  [Reserved].

(b)  Mandatory.

(i)  The Interim Term Loan Commitment of each Lender and Final Term Loan Commitment of each Lender, in each case, shall be automatically and permanently reduced to zero on the date of the applicable Term Borrowing.

(ii)  [Reserved].

(iii)  [Reserved].

(iv)  The Delayed Draw Term Loan Commitments of each Lender shall be automatically and permanently reduced by the aggregate amount of Delayed Draw Term Loans funded by such Term Lender. The aggregate Delayed Draw Term Loan Commitments of each Lender shall automatically and permanently be reduced to zero on the Maturity Date.

(c)  Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments under this Section 2.06. Upon any reduction of Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s ratable share of the amount by which such Facility is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination.

Section 2.07  Repayment of Loans. Unless (i) the outstanding Interim Term Loans and outstanding Final Term Loans are equitized into New Interests and (ii) the outstanding Delayed Draw Term Loans are equitized into New Preferred Interests, in each case, in accordance with the ECL and Chapter 11 Plan, the Borrower shall repay each outstanding Term Loan in cash on the Maturity Date.

Section 2.08  Interest.

(a)  Subject to the provisions of Section 2.08(b), (i) each Term Benchmark Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Adjusted Term SOFR Rate for such Interest Period plus (B) the Applicable Rate for Term Benchmark Loans under such Facility and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under such Facility.

(b)  The Borrower shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. Any interest paid pursuant to this Section 2.08(b) shall be paid in kind by adding such due and payable amounts to the outstanding principal amount of the applicable Term Loans (and any amounts so added shall thereafter be deemed to be a part of the aggregate principal amount of such Term Loans for all purposes hereof).

(c)  Accrued interest on each Loan shall be due and payable in arrears and paid in kind on each Interest Payment Date applicable thereto and at such other times as may be specified herein by adding such due and payable amounts to the outstanding principal amount of the applicable Term Loans (and any amounts so added shall thereafter be deemed to be a part of the aggregate principal amount of such Term Loans for all purposes hereof); provided that in the event of any repayment or prepayment of any Loan (including in connection with the equitization of the Term Loans pursuant to the ECL and Chapter 11 Plan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09  Fees. (a) If at any time prior to the Plan Effective Date, the RSA is terminated pursuant to Sections 12.01(d) or 12.02(b) thereof, the Borrower shall immediately become obligated to pay to the Administrative Agent, for the ratable account of each Lender, a fee in cash equal to 2.00% of the total aggregate outstanding Loans (including (i) all paid in kind interest added to the outstanding principal amount of the Loans in accordance with Section 2.08 and (ii) any accrued interest that has not yet been paid in kind) at the time such fee is paid (the “DIP Exit Fee”).

(b) The Borrower shall pay the Agents the fees set forth in Fee Letter.

Section 2.10  Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11  Evidence of Indebtedness.

(a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made based on information provided to the Administrative Agent, the Borrower shall execute and deliver to such Lender (based on information provided to the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)  [Reserved].

(c)  Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its accounts or records pursuant to Section  2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12  Payments Generally; Administrative Agent’s Clawback.

(a)  General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Benchmark Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b)  (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Benchmark Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in reliance upon such assumption but without any obligation to do so, make available to the Borrower a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (in the case of such Lender) or within five Business Days following written demand (in the case of the Borrower) an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the NYFRB Rate or a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Term Benchmark Loans, as applicable, with an Interest Period of one month. If both the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(ii)  [Reserved].

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)  Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d)  Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans, and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.

(e)  Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)  Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied in the order of priority set forth in Section 8.04.

(g)  Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of the Outstanding Amount of all Loans outstanding at such time.

Section 2.13  Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14  Priority and Liens.

(a)  Each of the Loan Parties hereby covenants and agrees that, subject to entry of the Orders and subject to the Carve Out, the Obligations (i) pursuant to section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed DIP Superpriority Claims in the Chapter 11 Cases, having the priority set forth in the Orders and (ii) pursuant to sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, shall at all times be secured by valid, binding, enforceable, and automatically and fully and properly perfected Liens on, and security interests in, the Collateral (except to the extent limited under non-U.S. law), in each case, having the priorities over the Collateral set forth in the Orders and, with respect to clauses (i) and (ii) above, the corresponding provisions of the Orders are incorporated by reference herein as if such provisions appeared herein, mutatis mutandis. For the avoidance of doubt, subject to the Carve Out, the DIP Liens (x) shall rank first priority with respect to, and be senior to all other liens and security interests in, the DIP Priority Collateral, (y) shall rank junior to any lien and security interests on property that constitutes Prepetition Collateral securing the Prepetition Secured Debt, and (z) shall be granted pursuant to section 364(d)(1) of the Bankruptcy Code to the extent necessary to effectuate the foregoing clause (x).

(b)  In accordance with the Orders, all of the Liens described in this Section 2.22 shall be effective and perfected upon entry of the Interim DIP Order (except to the extent limited under non-U.S. law), without the necessity of the execution, recordation or filings by the Debtors of security agreements, control agreements, intellectual property security agreements, mortgages, legal opinions, pledge agreements, financing statements or other similar documents, or the possession or control by any Agent of, or over, any Collateral, as set forth in the Interim DIP Order and no DIP Security Documents or filings shall be made under any non-U.S. jurisdiction in connection with the Loan Documents.

(c)  Subject to the Orders, the Obligations shall have the status and priority set forth in this Section 2.22 and the Orders and, for the avoidance of doubt, are subject to the Carve Out in all respects. The DIP Orders are effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid, binding and enforceable perfected security interests in the Collateral (except to the extent limited under non-U.S. law) without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

Section 2.15  Defaulting Lenders.

(a)  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a noninterest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.04 and, as applicable, Section 4.01, Section 4.02 or Section 4.03, were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)  That Defaulting Lender shall not earn or be entitled to receive any fee pursuant to Section 2.09(a) or any other provision of any Loan Document for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01  Taxes.

(a)  Except as provided in this Section 3.01, any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including additions to tax, penalties and interest) with respect thereto (collectively, “Impositions”), excluding, in the case of each Agent and each Lender or other recipient of any such payment, any Impositions (x) imposed on or measured by its net income (including any branch profits tax imposed by the United States or any similar tax), and franchise (and similar) taxes (including minimum taxes) imposed on it in lieu of any such net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized, in which its principal office is located, in which it maintains its Lending Office or in which it is subject to such Imposition by reason of any other present or former connection between it and such jurisdiction (other than a connection arising solely from such Agent or such Lender (or its applicable Lending Office) as the case may be, having executed, delivered, registered or performed its obligations under any Loan Document, received or perfected a security interest under any Loan Document, received a payment under a Loan Document or enforced its rights under a Loan Document, or otherwise with respect to any Loan Document), (y) that are any United States federal taxes (i) imposed under Section 871 or 881 of the Code (as the case may be) and subject to withholding pursuant to Section 1441 or 1442 of the Code (as the case may be), each as in effect on the date on which such Lender becomes a Lender under this Agreement or changes its applicable Lending Office), or (ii) imposed under Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official governmental interpretation published in respect thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to intergovernmental agreement, treaty or convention among Governmental Authorities that implement the foregoing in this clause (ii) (“FATCA”), and (z) that are attributable to the failure of such Lender to deliver the documentation required to be delivered in accordance with Section 10.15 (all such non-excluded Impositions being hereinafter referred to as “Taxes” and all such excluded Impositions being hereinafter referred to as “Excluded Taxes”); provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the assignor Lender was entitled to payments under this clause (a) in respect of United States withholding tax with respect to payments at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, imposed under applicable Law with respect to the assignee Lender on such date. Subject to Section 10.15, if any applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws and (iv) within 30 days after the date of such payment, the Loan Party (if it is the applicable withholding agent) shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b)  In addition but without duplication, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)  Subject to Section 10.15, the Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section 3.01) paid by such Agent or such Lender or required to be withheld or deducted from any payment to such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, other than any amounts described in clauses (i) or (ii) arising as a result of the gross negligence or willful misconduct of any such Agent or Lender; provided that such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within 30 days after the date such Lender or such Agent makes a written demand therefor.

(d)  Notwithstanding anything herein to the contrary, the Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent, a change in the Lending Office of such Lender, or a change in the principal office of such Lender or Agent, except to the extent that any such change is requested or required by the Borrower or to the extent that such Lender or Agent was entitled, at the time of the change in place of organization or the change in Lending Office, to receive additional amounts from the Borrower pursuant to Section 3.01(a) and (c).

(e)  If any Lender or Agent determines in its sole discretion exercised in good faith that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (without any interest other than any interest included in such refund paid by the relevant Governmental Authority) to the Borrower, net of all reasonable out-of-pocket expenses (including Impositions) of the Lender or Agent, as the case may be; provided, however, that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or Agent may redact any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose to any Person any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. For purposes of this Section 3.01(e), the term “refund” shall include any credit in lieu of refund granted by the Governmental Authority imposing the relevant Taxes or Other Taxes, but only if and when such Lender or Agent realizes the credit as a monetary benefit and to the extent such credit is directly and solely attributable to such Taxes or Other Taxes as to which indemnification or additional amounts have been paid by the Borrower pursuant to Section 3.01.

(f)  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01, including to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.01(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.01(a) and (c). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender as a result of a request by the Borrower under this Section 3.01(f).

(g)  [Reserved].

(h)  Failure or delay on the part of any Lender or Agent (as the case may be) to demand compensation pursuant to this Section 3.01 shall not constitute a waiver of such Lender’s or Agent’s (as the case may be) right to demand such compensation; provided, however, that the Borrower shall not be required to compensate any Lender or Agent (as the case may be) pursuant to this Section 3.01 for any Taxes or Other Taxes incurred more than nine months prior to the date that such Lender or Agent (as the case may be) notifies the Borrower of the event giving rise to such Taxes or Other Taxes and of such Lender’s or Agent’s (as the case may be) intention to claim compensation therefor; provided, further, that if the event giving rise to such Taxes or Other Taxes is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.02  Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Term SOFR Rate, or to determine or charge interest rates based upon the Adjusted Term SOFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term Benchmark Loans, as applicable, or to convert Base Rate Loans to Term Benchmark Loans, as applicable, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Term SOFR Rate component of the Base Rate, the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (it being understood that such Lender agrees to so advise the Administrative Agent once the relevant circumstances giving rise to such determination no longer exists). Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term Benchmark Loans, as applicable, or, if applicable, convert all Term Benchmark Loans of such Lender to Base Rate Loans (the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Base Rate), as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Term SOFR Rate (it being understood that such Lender agrees to do advise the Administrative Agent once such illegality no longer exists). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, be materially disadvantageous to such Lender in any legal, economic or regulatory aspect.

Section 3.03  Inability to Determine Rates.

(a)  If prior to the commencement of any Interest Period for a Term Benchmark Loan:

(i)  the Administrative Agent or Required Lenders determine (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate or the Adjusted Term SOFR Rate, as applicable (including because the Term SOFR Reference Rate, as applicable, is not available or published on a current basis), for the applicable currency and such Interest Period; or

(ii)  the Administrative Agent is advised by the Required Lenders that the Adjusted Term SOFR Rate for the applicable Interest Period, will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable currency and such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent (at the direction of the Required Lenders) notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Loan shall be ineffective and (B) if any borrowing request requests a Term Benchmark Loan, such Borrowing shall be made as a Base Rate Loan; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b)  If at any time the Administrative Agent (at the direction of the Required Lenders) determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the Term SOFR Reference Rate has made a public statement that the administrator of the Term SOFR Reference Rate is insolvent (and there is no successor administrator that will continue publication of the Term SOFR Reference Rate), (x) the administrator of the Term SOFR Reference Rate has made a public statement identifying a specific date after which the Term SOFR Reference Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Term SOFR Reference Rate), (y) the supervisor for the administrator of the Term SOFR Reference Rate has made a public statement identifying a specific date after which the Term SOFR Reference Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Term SOFR Reference Rate, or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Term SOFR Reference Rate may no longer be used for determining interest rates for loans, then the Administrative Agent (at the direction of the Required Lenders) and the Borrower shall endeavor to establish an alternate rate of interest to the Term SOFR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in Dollars in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 3.03(b), only to the extent the Term SOFR Reference Rate for the applicable Interest Period is not available or published at such time on a current basis), as applicable, (x) any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Loan shall be ineffective, and (y) if any borrowing request requests a Borrowing of Term Benchmark Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans.

Section 3.04  Increased Cost and Reduced Return; Capital Adequacy.

(a)  If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Term SOFR Rate, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes and Other Taxes covered by Section 3.01 or 10.04, and any Excluded Tax, and (ii) the failure of such Lender to comply with Sections 10.15(a), 10.15(b) or 10.15(c), as applicable), then within 15 days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)  If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then within 15 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)  [Reserved.]

(d)  If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts would not, in the good faith judgment of such Lender, be inconsistent with the internal policies of, or otherwise be materially disadvantageous in any legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (d) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Sections 3.04(a) or (b).

(e)  For purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.05  Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)  any continuation, conversion, payment or prepayment of any Loan (other than a Base Rate Loan) on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)  any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower; or

(c)  any mandatory assignment of such Lender’s Loans (other than Base Rate Loans) pursuant to Section 3.07 on a day other than the last day of the Interest Period for such Loans;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any such loss for which no reasonable means of calculation exist, as set forth in Section 3.03.

Section 3.06  Matters Applicable to All Requests for Compensation.

(a)  Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower contemporaneously with the demand for payment, setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)  With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than nine months prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such nine-month period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Term Benchmark Loans, or to convert Base Rate Loans into Term Benchmark Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)  If the obligation of any Lender to make or continue from one Interest Period to another any Term Benchmark Loan, or to convert Base Rate Loans into Term Benchmark Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Term Benchmark Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Term Benchmark Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law), in each case, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)  to the extent that such Lender’s Term Benchmark Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term Benchmark Loans shall be applied instead to its Base Rate Loans; and

(ii)  all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term Benchmark Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Term Benchmark Loans shall remain as Base Rate Loans.

(d)  If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Term Benchmark Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term Benchmark Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term Benchmark Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term Benchmark Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07  Replacement of Lenders under Certain Circumstances.

(a)  If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Section 3.04 or any Lender ceases to make Term Benchmark Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.07) (collectively, a “Replaceable Lender”), then the Borrower may, on two Business Days’ prior written notice from the Borrower to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower unless waived by the Administrative Agent in such instance) 100% of its relevant Commitments and the principal of its relevant outstanding Loans plus any accrued and unpaid interest together with all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (ii) so long as no Default shall have occurred and be continuing, terminate the Commitment of such Lender, and in the case of a Lender, repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

(b)  Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all Obligations (other than indemnification Obligations) relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender (as defined above) does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within one Business Day of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.05.

(c)  [Reserved].

(d)  In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the consent, waiver, amendment or modification in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification shall be deemed a “Non-Consenting Lender.”

Section 3.08  Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01  Conditions to Closing Date; Interim Term Loans. The agreement of each Lender to make the Interim Term Loans requested to be made by it on the Closing Date is subject to the satisfaction or waiver by the affected party of the following conditions precedent:

(a)  The Administrative Agent shall have received originals, facsimiles or “.pdf” copies of all of the following, each duly executed by a Responsible Officer of the signing Loan Party, if applicable, each in form and substance reasonably satisfactory to the Required Lenders, and each accompanied by their respective required schedules and other attachments:

(i)  executed counterparts of (A) this Agreement from the Borrower and each Lender, (B) the Guaranty from each Subsidiary Guarantor, (C) the Security Agreement from the Borrower and each Subsidiary Guarantor, and (D) the Pledge Agreement from the Borrower and each Subsidiary Guarantor;

(ii)  the Loan Parties shall have granted to the Collateral Agent, for the benefit of the Secured Parties, valid and perfected Liens on, and security interests in, the Collateral via entry of, and pursuant to, the Interim DIP Order;

(iii)  a certificate of a Responsible Officer of the Borrower and each Subsidiary Guarantor certifying as to the satisfaction of the conditions set forth in Section 4.01(j), Sections 4.04(a) and (b);

(iv)  such customary certifications of authorizing resolutions or similar authorizing action, incumbency certificates or other certificates of Responsible Officers of the Borrower and each Subsidiary Guarantor as the Administrative Agent or the Required Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which each of the Borrower and the Subsidiary Guarantors is a party or is to be a party;

(v)  such customary documents and certifications (including Organization Documents and, if applicable, good standing certificates (to the extent such concept is applicable in the relevant jurisdiction) from each Loan Party’s jurisdiction of incorporation, formation or organization, as applicable) as the Administrative Agent or the Required Lenders may reasonably require to evidence that each of the Borrower and each Subsidiary Guarantor is duly organized or formed, and that each of them is validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(vi)  a Committed Loan Notice relating to the initial Credit Extensions (including the Interim Term Loans); and

(vii)  an opinion of (x) Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties and (y) Ashurst Perkins Coie LLP, Washington counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender, in form and substance reasonably satisfactory to the Required Lenders.

(b)  [reserved].

(c)  The Borrower and each Subsidiary Guarantor shall have provided the documentation and other information reasonably requested in writing at least ten (10) days prior to the Closing Date by the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three days prior to the Closing Date (or such shorter period as the Administrative Agent and the Required Lenders shall otherwise agree).

(d)  [reserved].

(e)  [reserved].

(f)  All reasonable and documented out-of-pocket fees and expenses required to be paid to the Administrative Agent, the Collateral Agent, and the Lenders on the Closing Date shall have been paid (or will be paid with the proceeds of the Loans authorized under the Interim DIP Order), in each case, to the extent invoiced at least one Business Day prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), which amounts may, at the Borrower’s option, be offset against the proceeds of the Loans borrowed on the Closing Date.

(g)  [Reserved].

(h)  To the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, beneficial ownership certifications (the “Beneficial Ownership Certifications”) with respect to the Borrower pursuant to the requirements of 31 C.F.R. § 1010.230 (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (h) shall be deemed to be satisfied or waived with respect to any such requests by such Lender).

(i)  The Petition Date shall have occurred, and the Borrower and each other Loan Party that is a Debtor as of the Closing Date shall be a debtor and a debtor-in-possession in the Chapter 11 Cases.

(j)  Since the Petition Date, other than as a result of the commencement of the Chapter 11 Cases, there shall not have occurred any event, change, occurrence or circumstance that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)  The Chapter 11 Cases of any of the Debtors shall not have been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code, and no trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with expanded powers shall have been appointed in any of the Chapter 11 Cases.

(l)  The Administrative Agent and the Lenders shall have received the Initial Approved Budget.

(m)  The RSA shall be in full force and effect and shall not have been amended or modified (other than in accordance with its terms) and shall not have been terminated.

(n)  The Bankruptcy Court shall have entered the Interim DIP Order, and such order shall be in full force and effect and shall not have been stayed, vacated, reversed, amended or modified without the consent of the Required Lenders.

(o)  The First Day Orders intended to be entered by the Bankruptcy Court at or immediately after the Debtors’ “first day” hearing shall have been entered by the Bankruptcy Court, and shall be in full force and effect.

(p)  The Loan Parties shall be in compliance with each Milestone required to be met as of the Closing Date.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.02  Conditions to each Delayed Draw Borrowing Date. The agreement of each Lender to make its Delayed Draw Term Loans requested to be made by it on any Delayed Draw Borrowing Date is subject to the satisfaction or waiver by the affected party of the following conditions precedent:

(a)  [Reserved].

(b)  Each of the conditions set forth in Sections 4.01(j), (k), (m) and (n) shall be satisfied as of the proposed Delayed Draw Borrowing Date.

(c)  The Administrative Agent and the Lenders shall have received the Approved Budget as of the most recent Updated Budget Delivery Date occurring immediately prior to the proposed Delayed Draw Borrowing Date, and the requested Delayed Draw Term Loans shall then be permitted to be incurred in accordance with such Approved Budget (subject to Permitted Variances).

(d)  The Loan Parties shall be in compliance with each Milestone required to be met as of the proposed Delayed Draw Borrowing Date.

(e)  The Administrative Agent shall have received a Committed Loan Notice with respect to the Delayed Draw Term Loans to be disbursed on the applicable Delayed Draw Borrowing Date, duly executed by a Responsible Officer of the Borrower.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender as of the applicable Delayed Draw Borrowing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the applicable Delayed Draw Borrowing Date specifying its objection thereto.

Section 4.03  Conditions to Final Borrowing Date. The agreement of each Lender to make its Final Term Loans requested to be made by it on the Final Borrowing Date is subject to the satisfaction or waiver by the affected party of the following conditions precedent:

(a)  [Reserved].

(b)  Each of the conditions set forth in Sections 4.01(j), (k), (m), (n) and (o) shall be satisfied as of the Final Borrowing Date.

(c)  The Bankruptcy Court shall have entered the Final DIP Order, and such order shall be in full force and effect and shall not have been stayed, vacated, reversed, amended or modified without the consent of the Required Lenders.

(d)  The Final DIP Order shall provide for the waiver by the Debtors of the rights of the Debtors to surcharge the Collateral pursuant to section 506(c) of the Bankruptcy Code, the equitable doctrine of “marshaling” and other similar doctrines as to the Secured Parties, and any “equities of the case” exception under section 552(b) of the Bankruptcy Code.

(e)  No motion or other pleading shall be pending that seeks relief that is adverse to the Lenders or that is inconsistent with the RSA.

(f)  The Administrative Agent and the Lenders shall have received the Approved Budget as of the most recent Updated Budget Delivery Date occurring immediately prior to the Final Borrowing Date, and the Final Term Loans shall then be permitted to be incurred in accordance with such Approved Budget.

(g)  The Loan Parties shall be in compliance with each Milestone required to be met as of the Final Borrowing Date.

(h)  The Administrative Agent shall have received a Committed Loan Notice with respect to the Final Term Loans to be disbursed on the Final Borrowing Date, duly executed by a Responsible Officer of the Borrower.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.03, each Lender as of the Final Borrowing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Final Borrowing Date specifying its objection thereto.

Section 4.04  Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a conversion of Loans to the other Type or a continuation of Term Benchmark Loans) is subject to the following conditions precedent:

(a)  The representations and warranties of the Loan Parties contained in Article V or any other Loan Document shall be true and correct in all material respects (provided that any such representations and warranties that are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to any such representations and warranties that are qualified by materiality, material adverse effect or similar language, in all respects) as of such earlier date, and except that for purposes of this Section 4.04, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and (b), respectively, prior to such proposed Credit Extension.

(b)  No Default shall exist, or would result from such proposed Credit Extension.

(c)  The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a conversion of Loans to the other Type or a continuation of Term Benchmark Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Sections 4.04(a) and (b) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01  Existence, Qualification and Power; Compliance with Laws. Each of the Borrower and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower), (b) (other than in the case of (b)(ii) with respect to the Borrower), (c), (d) and (e), to the extent that any failure to be so or to have such would not reasonably be expected to have a Material Adverse Effect.

Section 5.02  Authorization; No Contravention. Subject to any restrictions arising on account of the Loan Parties’ status as “debtors” under the Bankruptcy Code, the entry of the Orders and subject to the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment (other than for Prepetition Debt) to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any Law; in each case (except with respect to any violation, breach or contravention or payment referred to in clause (a)) except to the extent that such violation, conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

Section 5.03  Governmental Authorization; Other Consents. Subject to the entry of the Orders and subject to the terms thereof, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (x) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties, (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 5.04  Binding Effect. Subject to the entry of the Orders and subject to the terms thereof, this Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Debtor Relief Laws and by general principles of equity.

Section 5.05  Financial Statements; No Material Adverse Effect.

(a)  The Audited Financial Statements fairly present in all material respects the financial condition of Getty Images and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)  The unaudited consolidated financial statements of Getty Images and its Subsidiaries most recently delivered pursuant to Section 6.01(b), and the related consolidated statements of income or operations and cash flows for such fiscal quarter, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c)  Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)  The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries most recently delivered to the Lenders pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the management of the Borrower to be reasonable at the time made; it being understood that (i) such projections and forecasts are as to future events and are not to be viewed as facts, the projections and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Restricted Subsidiaries, (ii) no assurance can be given that any particular projections or forecasts will be realized and actual results during the period or periods covered by any such projections may differ from the projected or forecasted results and such differences may be material and (iii) such projections and forecasts are not a guarantee of future financial performance and no representation is made with respect to information of a general economic or general industry nature.

Section 5.06  Litigation. Except as set forth on Schedule 5.06, other than the Chapter 11 Cases, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Restricted Subsidiaries, that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07  Use of Proceeds.

(a)  Subject to the Orders and the terms thereof, the proceeds of the Interim Term Loan, the Final Term Loan and any Cash Collateral will be used in accordance with, and as provided in, the Orders and the Approved Budget (subject to Permitted Variances) (a) to pay costs, fees and expenses related to the Chapter 11 Cases, including the Carve Out and to pay Adequate Protection Claims as authorized by the Bankruptcy Court in the Orders, (b) costs and expenses related to the DIP Facility, (c) to fund general corporate purposes and the working capital needs and expenditures of the Debtors and (d) any other purpose set forth in the Approved Budget (subject to Permitted Variances).

(b)  Subject to the Orders and the terms thereof, the proceeds of the Delayed Draw Term Loans will be used solely to (i) make any Delayed Draw Payment, (ii) make an Investment permitted by Section 7.02 solely to the extent the proceeds therefrom are promptly (and in any event within three (3) Business Days of receipt thereof (or such later date as the Required Lenders may agree in writing)) used to make any Delayed Draw Payment, (iii) to the extent the Debtors use cash on hand to make any Delayed Draw Payment prior to the Closing Date, the Debtors may use Delayed Draw Term Loans to replenish the Debtors’ cash on hand that was used to make such Delayed Draw Payment and (iv) to the extent the Debtors make any Delayed Draw Payment on or after the Petition Date with cash on hand, and such cash on hand is not (and was not) proceeds of the Delayed Draw Term Loans, the Debtors may borrow Delayed Draw Term Loans to replenish the cash on hand that was actually used to make any Delayed Draw Payment.

Section 5.08  Reserved.

Section 5.09  Environmental Compliance. Except as disclosed in Schedule 5.09 hereto:

(a)  There are no claims against the Borrower or any of its Restricted Subsidiaries alleging any potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Restricted Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS SEMS or any analogous foreign, state or local list or, to the knowledge of the Borrower, is adjacent to any such property, (ii) there are no and, to the knowledge of the Borrower, there never have been any, underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, on any property formerly owned or operated by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to give rise to any Environmental Liability, (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, by the Borrower or any of its Restricted Subsidiaries pursuant to any Environmental Law and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Restricted Subsidiaries, except for such releases, discharges and disposals that were in compliance with, or would not reasonably be expected to give rise to liability for the Borrower or any of its Restricted Subsidiaries under, Environmental Laws.

(c) [Reserved].

(d)  None of the Borrower or any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for such investigation, remediation mitigation, removal, assessment or remedial, response or corrective action that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e)  All Hazardous Materials generated, used, treated, handled or stored by the Borrower or any of its Restricted Subsidiaries at, or transported by or on behalf of the Borrower or any of its Restricted Subsidiaries to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in Environmental Liability to the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

Section 5.10  Taxes. Each of the Borrower and its Restricted Subsidiaries have filed all federal, state, local, foreign and other tax returns and reports required to be filed, and have paid all federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets or otherwise due and payable by them, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11  ERISA Compliance.

(a)  Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Federal and state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)  Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan is in compliance in all material respects with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan and (ii) with respect to each Foreign Plan, none of the Borrower or any of its Restricted Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Borrower or any such Subsidiary, directly or indirectly, to any tax or civil penalty.

(c)  There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under, or pursuant to, Section 408 of ERISA with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(d)  (i) No ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Plan, Multiemployer Plan or Foreign Plan, (ii) any Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Plan, the present value of all accrued benefits under such Plan (based on the actuarial assumptions used to fund such Plan) did not exceed the value of the assets of such Plan allocable to such accrued benefits, (iv) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 80% as of the most recent valuation date, (v) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (vi) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (vii) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan, except with respect to each of the foregoing clauses (i) through (vii) of this Section 5.11(d), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.12  Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in such Restricted Subsidiaries that are owned by a Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01.

Section 5.13  Margin Regulations; Investment Company Act.

(a)  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation U or Regulation X of the FRB.

(b)  None of the Loan Parties is an “investment company” under the Investment Company Act of 1940.

Section 5.14  Disclosure.

(a)  No report, financial statement, certificate, Budget, or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any Budget or projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made; it being understood that (a) such Budgets, projections and forecasts are as to future events and are not to be viewed as facts, that such Budgets, projections and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection or forecast will be realized and that actual results during the period or periods covered by any such projections or forecasts may differ significantly from the projected or forecasted results and such differences may be material and that such projections and forecast are not a guarantee of future financial performance and (b) no representation is made with respect to information of a general economic or general industry nature.

(b)  To the best knowledge of the Borrower, the information included in the Beneficial Ownership Certifications provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

Section 5.15  Compliance with Laws. The Borrower and each of its Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.16  Intellectual Property; Licenses, Etc. The Borrower and each Restricted Subsidiary owns, licenses or possesses the right to use all of the trademarks, service marks, trade names, copyrights, patents and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted, except to the extent as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the conduct of the business of the Borrower or any Restricted Subsidiary as currently conducted does not infringe upon or violate any trademarks, service marks, trade names, copyrights, patents or other intellectual property rights held by any other Person and no claim or litigation regarding any of the trademarks, service marks, trade names, copyrights, patents or other intellectual property rights of the Borrower or its Restricted Subsidiaries is pending or threatened in writing against the Borrower or a Restricted Subsidiary, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

Section 5.17  [Reserved].

Section 5.18  Chapter 11 Cases; Orders.

(a)  The Chapter 11 Cases were commenced on the Petition Date and proper notice was given in all material respects for (x) the motions seeking approval of (i) the Loan Documents, (ii) the Interim DIP Order and (iii) the Final DIP Order and (y) the hearing for the entry of the Interim DIP Order. The Loan Parties that are Debtors shall give on a timely basis as specified in the Interim DIP Order or the Final DIP Order, as applicable, all notices required to be given to all parties specified in the Interim DIP Order or the Final DIP Order, as applicable.

(b)  After the entry of the Interim DIP Order, and pursuant to and to the extent permitted in the Orders, as applicable, the Obligations hereunder of the Debtors will constitute allowed DIP Superpriority Claims in the Chapter 11 Cases, subject to (i) the Carve Out and (ii) the priorities set forth in the Interim DIP Order or Final DIP Order, as applicable.

(c)  The Interim DIP Order (with respect to the period on and after entry of the Interim DIP Order and prior to entry of the Final DIP Order) or the Final DIP Order (with respect to the period on and after entry of the Final DIP Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the Required Lenders’ consent (with an email from counsel being sufficient), modified or amended in an adverse manner. The Loan Parties are in compliance in all material respects with the Orders.

Section 5.19  Perfection, Etc. The Interim DIP Order (and when applicable, the Final DIP Order) is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable perfected security interest in the Collateral without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

Section 5.20  Anti-Terrorism Law. No Loan Party is in material violation of any Laws relating to terrorism, sanctions, money laundering or bribery (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), the United States Foreign Corrupt Practices Act of 1977, as amended, and sanctions administered by Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. State Department, the United Nations Security Council, the European Union or His Majesty’s Treasury (“Sanctions”).

Section 5.21  OFAC. (i) None of the Borrower nor any of its Subsidiaries, nor any director, or officer, nor to the knowledge of the Borrower, any agent, employee or Affiliate of any of the foregoing is (A) a person on the list of “Specially Designated Nationals and Blocked Persons” or (B) the target of any Sanctions; and (ii) the Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or otherwise, directly or knowingly indirectly, make available such proceeds to any Person, for the purpose of financing any activities in violation of applicable Sanctions.

Section 5.22  FCPA. No part of the proceeds of any Loan will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage, in violation of any applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”).

Section 5.23  Outbound Investment Rules. Neither the Borrower nor any of its subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered transaction”, as such term is defined in the Outbound Investment Rules or (ii) any transaction that would constitute a “covered transaction”, as such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person.

Section 5.24  Budget Variance Report. Each Budget Variance Report delivered pursuant to Section 6.01(e) is true, complete and correct in all material respects for the period covered thereby as of the date such Budget Variance Report is delivered.

Section 5.25  Priority of Liens. Upon entry of the Interim DIP Order (and when applicable, the Final DIP Order), the Obligations hereunder and under the other Loan Documents, in each case shall have the status and priority as provided in the Orders.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification or other contingent obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Restricted Subsidiaries to:

Section 6.01  Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a)  within 90 days after the end of each fiscal year of Getty Images, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards, together with, solely to the extent such MD&A is prepared and distributed to the holders of any Indebtedness (other than the Obligations) issued or incurred by the Borrower or any of its Restricted Subsidiaries, a customary management’s discussion and analysis of the Borrower or such Restricted Subsidiary, as applicable, with respect to such financial information set forth in this clause (a) (an “MD&A”);

(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with, solely to the extent such MD&A is prepared and distributed to the holders of any Indebtedness (other than the Obligations) issued or incurred by the Borrower or any of its Restricted Subsidiaries, an MD&A;

(c)  within 30 days after the end of each of the first two fiscal months of each fiscal quarter of the Borrower, the consolidated statement of income or operations and cash flows of the Borrower and its Subsidiaries for such fiscal month and for the portion of the fiscal year then ended (each in a form substantially consistent with the monthly statements delivered by the Borrower to its Board of Directors in the ordinary course of business) , setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries;

(d)  not later than 5:30 p.m. (New York time) on every fourth Friday (or, to the extent that any Friday is not a Business Day, the next Business Day thereafter) occurring after the Petition Date (each, an “Updated Budget Delivery Date”), commencing with the fifth Friday occurring after the Petition Date, a Budget and cash flow forecast for the rolling 13-week period commencing on the Monday immediately preceding the applicable Updated Budget Delivery Date (each, an “Updated Budget”), in form and substance acceptable to the Required Lenders; provided that upon the acceptance of such Updated Budget by the Required Lenders, such Updated Budget shall constitute the “Approved Budget”; provided further that for purposes of determining if the Required Lenders have approved any such Updated Budget, any Lender that fails to object to such Updated Budget in writing (with reasonable detail as to the basis of such objection) within five (5) Business Days of receipt thereof shall be deemed to have accepted such Updated Budget and, subject to the Order, such Updated Budget shall constitute the “Approved Budget”; and provided further, that if the Required Lenders object to any Updated Budget, the Approved Budget for the prior period shall be the Approved Budget until such time as an Updated Budget is approved by the Required Lenders; and

(e)  not later than 5:30 p.m. (New York time) on each Budget Variance Test Date, a Budget Variance Report for the Budget Variance Test Period ending on such Budget Variance Test Date.

Section 6.02  Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a)  [Reserved];

(b)  concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)  promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)  [Reserved];

(e)  together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), a report supplementing Schedule 5.12 hereto to the extent there are any changes that have occurred with respect to the information contained therein so that the related representation and warranty would be true and correct in all material respects if made as of the date of such Compliance Certificate;

(f)  promptly, (i) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation and (ii) such additional information regarding the business, legal, financial or corporate affairs of the Borrower or any of its Restricted Subsidiaries thereof, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 and (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Delivery of any reports, information and documents under Section 6.01 and Section 6.02 as well as any such reports, information and documents pursuant to this Agreement, to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on certificates of a Responsible Officer of the Borrower). The Administrative Agent shall have no responsibility or liability for the filing, timeliness or content of any report required under Section 6.01 and Section 6.02 or any other reports, information and documents required under this Agreement. The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who wish only to receive Public Side Information, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as containing only Public Side Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are marked “PUBLIC” as being suitable for posting on a portion of the Platform designated “Public Side Information” (it being understood the Borrower and its Restricted Subsidiaries shall not be under any obligation to mark any particular Borrower Materials “PUBLIC”). Notwithstanding anything herein to the contrary, unless the Borrower otherwise notifies the Administrative Agent, financial statements delivered pursuant to Sections 6.01(a) and (b) and Compliance Certificates delivered pursuant to Section 6.02(b) shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information”. Unless expressly identified as Public Side Information, the Administrative Agent agrees not to make any such Borrower Materials available to Public Lenders.

Section 6.03  Notices. Promptly, after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a)  of the occurrence of any Default;

(b)  [reserved]; and

(c)  of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect (including (i) the institution of any material litigation not previously disclosed by the Borrower to the Administrative Agent, or any material development in any material litigation, in each case, that has resulted or would reasonably be expected to result in a Material Adverse Effect and (ii) the occurrence of any ERISA Event that has resulted or would be reasonably expected to result in a Material Adverse Effect).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04  Payment of Taxes. Subject to the Orders and any required approval by the Bankruptcy Court, pay, discharge or otherwise satisfy as the same shall become due and payable, all its tax liabilities and assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary or (b) the failure to pay, discharge or satisfy the same would not reasonably be expected to have a Material Adverse Effect.

Section 6.05  Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in the applicable jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, and (c) use commercially reasonable efforts to preserve or renew all of its United States registered patents, trademarks, trade names and service marks to the extent permitted by applicable Laws of the United States, except, in each case under this Section 6.05, as would not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder or the expiration of intellectual property that does not constitute Material Intellectual Property at the end of its natural statutory term.

Section 6.06  Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07  Maintenance of Insurance. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Borrower and its Restricted Subsidiaries. The Borrower shall use commercially reasonable efforts to ensure that at all times the Collateral Agent for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies (other than employee benefits, D&O and similar policies) maintained by the Borrower and each Subsidiary Guarantor and the Collateral Agent for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance (other than business interruption and similar insurance policies) maintained by the Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Borrower any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrower and its Subsidiaries, (B) the Collateral Agent agrees that the Borrower and/or its applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Casualty Event shall be paid to the Borrower.

Section 6.08  Compliance with Laws. Subject to the Orders and any required approval by the Bankruptcy Court, comply with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 6.09  Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).

Section 6.10  Inspection Rights; Weekly Lender Calls. Permit representatives of the Administrative Agent and the Lenders to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower, in each case, so long as such activities do not unreasonably interfere in any material respects with the operations of the Borrower or any of its Subsidiaries. The Borrower shall participate and/or shall cause its financial advisors to participate in a teleconference with the Lenders and their advisors, at reasonable times to be mutually and reasonably agreed from time to time (and no more than once every other week or as otherwise agreed by the Borrower and the Required Lenders) between the Borrower and/or its financial advisors and the Lenders and their advisors, to review the most recently delivered Budget Variance Reports and the financial and operational performance of the Borrower and its Subsidiaries and the progress of the Chapter 11 Cases. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on Borrower or such Restricted Subsidiary, or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.

Section 6.11  Use of Proceeds. Use the proceeds of the Term Loans only for purposes set forth in Section 5.07.

Section 6.12  Covenant to Guarantee Obligations and Give Security.

(a)  Upon the formation or acquisition of any new Subsidiaries by any Loan Party (provided that any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary (including a FSHCO ceasing to be a FSHCO) shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), and upon the acquisition of any property (other than Excluded Property) by any Loan Party, which property, in the reasonable judgment of the Administrative Agent (at the direction of the Required Lenders), is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of the Collateral Documents), the Borrower shall in each case at the Borrower’s expense:

(i)  in connection with the formation or acquisition of a Subsidiary, within 30 days after such formation or acquisition or such longer period as the Administrative Agent may agree, (A) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a supplement to the Guaranty, substantially in the form of Annex B thereto or a guaranty or a guaranty supplement in such other form reasonably satisfactory to the Administrative Agent, guaranteeing the Obligations to the extent set forth in the Guaranty and (B) except with respect to any Excluded Property and subject to the Orders and any order from the Bankruptcy Court, cause any Loan Party directly holding the Equity Interests in any such Subsidiary to pledge such Equity Interests, accompanied, to the extent such Equity Interests are certificated, by undated stock powers or other appropriate instruments of transfer executed in blank pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto or pledge or security agreement in such other form reasonably satisfactory to the Collateral Agent; provided that no pledge or security agreements governed by the Law of any non-U.S. jurisdiction shall be required nor shall any grant of a security interest or perfection efforts necessitating action in any non-U.S. jurisdiction be required,

(ii)  [reserved],

(iii)  within 20 days after such formation or acquisition or any request therefor by the Administrative Agent or Collateral Agent, or such longer period, as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary that is not an Excluded Subsidiary to enter into supplements to the Security Agreement, supplements to the Pledge Agreement, and security agreements delivered pursuant to this Section 6.12, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions (as defined in the Security Agreement), enforceable against all third parties in accordance with their terms, and

(iv)  within 20 days after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree, deliver to the Administrative Agent, a signed copy of one or more opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request.

(b)  [Reserved.]

(c)  Notwithstanding anything to the contrary, the Collateral shall exclude any and all Excluded Property.

(d)  In no event shall (a) control agreements or control or similar arrangements be required with respect to deposit, securities or commodities accounts, other than the Segregated DIP Account Control Agreement, (b) notices be required to be sent to account debtors or other contractual third-parties except after the occurrence and during the continuance of an Event of Default, (c) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) be required with respect to letter of credit rights and commercial tort claims, (d) security documents governed by the laws of a jurisdiction other than the United States or any state thereof be required, (e) intellectual property security agreements be required or (f) any mortgages be required.

Section 6.13  Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, comply, and make commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.14  Further Assurances. Promptly following the written request of the Administrative Agent, and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents.

Section 6.15  [Reserved].

Section 6.16  [Post-Closing Undertakings. Within the time periods specified on Schedule 6.16 (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.16].

Section 6.17  Certain Bankruptcy Matters (Compliance with Orders). The Loan Parties and the Subsidiaries shall comply (i) after entry thereof, with all of the requirements and obligations set forth in the Orders, as each such order is amended and in effect from time to time in accordance therewith and with this Agreement, (ii) after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) after entry thereof, the First Day Orders (to the extent not covered by clause (i) or (ii) above) and the orders approving the Debtors’ “second day” relief and any pleadings seeking to establish material procedures for administration of the Chapter 11 Cases or approving significant or material outside the ordinary course of business transactions obtained in the Chapter 11 Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”).

Section 6.18  Bankruptcy Notices.

(a)  The Borrower will furnish to the Secured Parties, to the extent reasonably practicable, at least two (2) calendar days prior to filing with the Bankruptcy Court, or, if two (2) calendar days’ notice is not reasonably practicable, as soon as reasonably practicable thereafter, all First Day Pleadings, the proposed Final DIP Order and all other proposed orders and pleadings relating to the Term Loans and the Loan Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any Chapter 11 Plan, and/or any disclosure statement or supplemental document related thereto.

(b)  The Borrower will furnish to the Secured Parties, at least two (2) calendar days prior to filing with the Bankruptcy Court or, if two (2) calendar days’ notice is not reasonably practicable, as soon as reasonably practicable thereafter, all other material filings, motions, pleadings, other papers or material notices to be filed with the Bankruptcy Court relating to any request (x) to approve any compromise and settlement of claims whether under Rule 9019 of the Federal Rules of Bankruptcy Procedure or otherwise or (y) for relief under section 363 of the Bankruptcy Code, in each case other than notices, filings, motions, pleadings or other information concerning less than $200,000 in value.

Section 6.19  Insolvency Proceedings. If any Loan Party or any of its Subsidiaries institutes or consents to the institution of any insolvency proceeding (other than the Chapter 11 Cases), the Borrower and the Loan Parties shall or shall cause such Loan Party or Subsidiary to become a Debtor under the Chapter 11 Cases (unless such Loan Party or Subsidiary is already a Debtor under the Chapter 11 Cases).

Section 6.20  Milestones. The Loan Parties shall implement the Restructuring Transactions (as defined in the RSA) in accordance with the following milestones (“Milestones”), each of which may be extended or waived by the Required Lenders in writing, and the Lenders and the Administrative Agent acknowledge and agree that any extension or waiver of Milestones under the RSA in accordance with the terms (including the prior written consent under the RSA of any Consenting Shareholder that is an Affiliate of the Sponsor) thereof shall be deemed to automatically extend or waive such Milestones set forth below, without any further action or amendment to this Agreement required by the Lenders and Administrative Agent.

(a)  On or prior to the Petition Date, the Solicitation Commencement Date shall have occurred;

(b)  No later than October 21, 2026, the Petition Date shall have occurred;

(c)  No later than 3 Business Days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

(d)  No later than 35 days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

(e)  No later than 55 days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order;

(f)  No later than 75 days after the Petition Date, the Restructuring Effective Date shall have occurred.

Notwithstanding anything to the contrary herein, all capitalized terms used in this Section 6.20 but not defined herein shall have the meanings ascribed to such terms in the RSA.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification or other contingent obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to:

Section 7.01  Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)  Liens pursuant to any Loan Document and arising under any Approved Bankruptcy Court Order;

(b)  Liens securing the Prepetition Secured Debt and liens existing on the Closing Date and listed on Schedule 7.01 hereto (or to the extent not listed on such Schedule 7.01, where the Fair Market Value of all property to which such Liens under this clause (b) not so listed attach is less than $2,500,000 in the aggregate);

(c)  Liens for Impositions which are not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(d)  statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, in each case so long as such Liens arise in the ordinary course of business and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)  Liens incurred in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or under self-insurance arrangements in respect of such obligations or (iii) securing obligations in respect of letters of credit that have been posted by the Borrower or any of its Restricted Subsidiaries to support the payment of items set forth in clauses (i) and (ii);

(f)  Liens to secure the performance of tenders, statutory obligations, bids, trade contracts, governmental contracts, leases and other contracts (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance and return-of-money bonds, performance and completion guarantees and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations, (ii) those required or requested by any Governmental Authority and (iii) letters of credit issued in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business;

(g)  easements, reservations, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

(h)  Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)  Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction, design or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and accessories thereto and (iii) with respect to leases evidencing Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets other than the assets subject to such leases and the proceeds and products thereof and customary security deposits; provided that individual financings otherwise permitted to be secured hereunder provided by one Person (or its affiliates) may be cross collateralized to other financings such Person (or its affiliates) provided by such lender on customary terms;

(j)  leases, licenses, subleases, sublicenses, occupancy agreements or assignments granted to others in respect of real property on which facilities owned or leased by Borrower or any of its Subsidiaries are located;

(k)  Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l)  Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m)  [reserved];

(n)  [reserved];

(o)  [reserved];

(p)  [reserved];

(q)  Liens arising from precautionary UCC financing statement (or similar filings under applicable law) filings regarding leases entered into by the Borrower or any Restricted Subsidiary;

(r)  any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement or secured by a lessor’s, sublessor’s, licensee’s, sublicensee’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement (including software and other technology licenses);

(s)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(t)  [reserved];

(u)  Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(v)  [reserved];

(w)  [reserved];

(x)  Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(y)  (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of the Borrower and the Restricted Subsidiaries complies, and (ii) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary taken as a whole;

(z)  [reserved];

(aa)  Liens on Equity Interests of Joint Ventures securing obligations of such Joint Venture or in connection with any agreement evidencing the applicable Joint Venture;

(bb)  (i) deposits made in the ordinary course of business to secure liability to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto;

(cc)  receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(dd)  [reserved];

(ee)  [reserved];

(ff)  [reserved];

(gg)  [reserved];

(hh)  [reserved];

(ii)  [reserved];

(jj)  Liens arising out of any license, sublicense or cross license of intellectual property to or from the Borrower or any Restricted Subsidiary permitted under Section 7.05(h);

(kk)  agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(ll)  other Liens securing liabilities permitted hereunder in an aggregate amount not to exceed $2,500,000 at any time;

(mm)  the Carve Out;

(nn)  Prepetition Permitted Liens; and

(oo)  Adequate Protection Liens.

Section 7.02  Investments. Make or hold any Investments, except:

(a)  Investments held by the Borrower or any Restricted Subsidiary in the form of Cash Equivalents or that were Cash Equivalents when made;

(b)  loans or advances to officers, directors, employees, consultants and independent contractors of the Borrower or any Restricted Subsidiary for travel, entertainment, relocation and analogous ordinary business purposes in the ordinary course of business not to exceed $100,000;

(c)  Investments (i) by the Borrower or any Restricted Subsidiary in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party and (iii) by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Loan Parties and (iv) by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary made for tax planning and reorganization purposes so long as such Investments are set forth in the Restructuring Transaction Steps or otherwise agreed in writing by the Required Lenders;

(d)  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including advances made to distributors), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and Investments consisting of prepayments to suppliers in the ordinary course of business;

(e)  [reserved];

(f)  Investments (i) existing on the Closing Date and set forth on Schedule 7.02, and (ii) existing on the Closing Date of the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary;

(g)  Investments in Swap Contracts permitted under Section 7.03;

(h)  promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i)  [reserved];

(j)  (i) Investments in any Joint Venture to the extent permitted by the Approved Budget (subject to Permitted Variances);

(k)  Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(l)  Investments (including debt obligations and Equity Interests) received (i) in connection with the bankruptcy, workout, recapitalization or reorganization of suppliers and customers and (ii) in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, (iii) in satisfaction of judgments against other Persons or (iv) as a result of the settlement, compromise or resolutions of litigation, arbitration or other disputes with Persons who are not Affiliates;

(m)  the licensing, sublicensing or contribution of intellectual property rights pursuant to joint marketing arrangements with Persons other than the Borrower and the Restricted Subsidiaries in the ordinary course of business, and, to the extent constituting Investments, licenses, sublicenses or cross-licenses of intellectual property permitted under Section 7.05(h);

(n)  [reserved];

(o)  other Investments to the extent set forth in the Approved Budget (subject to Permitted Variances);

(p)  loans or advances made to distributors in the ordinary course of business and consistent with past practice;

(q)  [reserved];

(r)  [reserved];

(s)  [reserved];

(t)  [reserved];

(u)  [reserved];

(v)  [reserved];

(w)  advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(x)  [reserved];

(y)  [reserved];

(z)  Guarantees of the Borrower or any Restricted Subsidiary of leases entered into in the ordinary course of business;

(aa)  to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business;

(bb)  [reserved];

(cc)  [reserved];

(dd)  [reserved];

(ee)  [reserved]; and

(ff)  Investments consisting of the contribution of Equity Interests of any Foreign Subsidiary or FSHCO to any other Foreign Subsidiary or FSHCO.

Section 7.03  Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)  [reserved];

(b)  Indebtedness of the Loan Parties under the Loan Documents;

(c)  Prepetition Debt and other Indebtedness outstanding on the Closing Date and listed on Schedule 7.03;

(d)  Guarantees incurred by any Restricted Subsidiary in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement;

(e)  Indebtedness of (A) any Loan Party owing to any other Loan Party, (B) any Restricted Subsidiary that is not a Loan Party owed to (1) any other Restricted Subsidiary that is not a Loan Party or (2) any Loan Party in respect of an Investment permitted under Section 7.02 and (C) any Loan Party to any Restricted Subsidiary which is not a Loan Party; provided that all such Indebtedness of any Loan Party under this clause (e)(C) shall be made subject to customary subordination terms as set forth in, or consistent with, the Intercompany Note;

(f)  Capitalized Lease Obligations and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, repair, replacement, construction, design or improvement of fixed or capital assets to the extent permitted by the Approved Budget (subject to Permitted Variances);

(g)  [reserved];

(h)  [reserved];

(i)  Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(j)  [reserved];

(k)  (i) Indebtedness representing deferred compensation or stock-based compensation to directors, officers, employees, consultants or independent contractors of the Borrower and the Restricted Subsidiaries and (ii) Indebtedness consisting of obligations of the Borrower or the Restricted Subsidiaries under deferred compensation to their directors, officers, employees, consultants or independent contractors or other similar arrangements incurred by such Persons in the ordinary course of business;

(l)  [reserved];

(m)  [reserved];

(n)  [reserved];

(o)  [reserved];

(p)  Indebtedness in respect of cash management agreements, netting services, overdraft protections, credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(q)  other Indebtedness to the extent set forth in the Approved Budget;

(r)  Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(s)  obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary to the extent permitted by the Approved Budget (subject to Permitted Variances);

(t)  Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u)  [reserved];

(v)  [reserved];

(w)  [reserved];

(x)  [reserved];

(y)  Indebtedness of the Borrower or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business to the extent permitted by the Approved Budget (subject to Permitted Variances);

(z)  Guarantees incurred in the ordinary course of business in respect of obligations of or to suppliers, customers, franchisees, lessors, licensees, sublicensees, photographers, image partners or distribution partners;

(aa)  (i) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(bb)  [reserved];

(cc)  [reserved]; and

(dd)  all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in this Section 7.03.

Section 7.04  Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, consummate a Division as the Dividing Person or otherwise Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as (other than in the case of clauses (d), (e), (f) and (g)), no Event of Default would result therefrom:

(a)  any Restricted Subsidiary (or any other Person) may merge, amalgamate or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in any State of the United States); provided that the Borrower shall be the continuing or surviving Person; provided that when any Guarantor is merging with another Restricted Subsidiary that is not a Loan Party the Guarantor shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of such Guarantor pursuant to documents reasonably acceptable to the Administrative Agent and become a Debtor under the Chapter 11 Cases;

(b)  (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or the Borrower or any Restricted Subsidiary may change its legal form if the Borrower and the Required Lenders determine in good faith that such action is in the best interest of the Borrower and its Restricted Subsidiaries taken as a whole and is not disadvantageous to the Lenders in any material respect;

(c)  any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any other Loan Party; provided that if the transferor in such a transaction is the Borrower or a Guarantor, then the transferee must either be the Borrower or a Guarantor;

(d)  [reserved];

(e)  any Restricted Subsidiary that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Restricted Subsidiaries at such time, or, with respect to assets not so held by one or more Restricted Subsidiaries, such Division, in the aggregate, would otherwise result in a Disposition permitted by Section 7.05;

(f)  [reserved];

(g)  any Investment permitted by Section 7.02 may be structured as a merger, consolidation or amalgamation; and

(h)  [reserved].

Section 7.05  Dispositions. Make any Disposition, except:

(a)  (i) Dispositions of obsolete, damaged, surplus or worn out property (including for purposes of recycling), whether now owned or hereafter acquired, in the ordinary course of business, (ii) Dispositions of property determined in good faith by the Borrower to be no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and its Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned) and (iii) the expiration of any intellectual property that does not constitute Material Intellectual Property at the end of its natural statutory term;

(b)  (i) Dispositions of property, including inventory or other goods held for sale, and (ii) Dispositions of immaterial assets, in the case of each such Disposition described in this clause (b), in the ordinary course of business;

(c)  Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of replacement property or (ii) an amount equal to the net proceeds of such Disposition is promptly applied to the purchase price of such replacement property;

(d)  (A) Dispositions permitted by Section 7.04, (B) Investments permitted by Section 7.02, (C) Restricted Payments permitted by Section 7.06 and (D) Liens permitted by Section 7.01;

(e)  [reserved];

(f)  Dispositions of cash and Cash Equivalents;

(g)  Dispositions of accounts receivable in connection with the collection or compromise thereof to the extent permitted by the Approved Budget (subject to Permitted Variances);

(h)  (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(i)  sales, Disposition or contributions of property (A) between Loan Parties, (B) between Restricted Subsidiaries (other than Loan Parties) or (C) by Restricted Subsidiaries that are not Loan Parties to the Loan Parties;

(j)  leases, subleases, licenses, sublicenses, occupancy agreements or assignments of property (other than intellectual property) in the ordinary course of business;

(k)  transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(l)  [reserved];

(m)  Dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n)  the transfer for fair value of property (including Equity Interests of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property to the extent permitted by the Approved Budget (subject to Permitted Variances); provided that, to the extent constituting an Investment, such transfer is permitted under Section 7.02;

(o)  the unwinding of Swap Contracts permitted hereunder pursuant to their terms;

(p)  transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(q)  [reserved];

(r)  [reserved];

(s)  [reserved];

(t)  [reserved];

(u)  [reserved]; and

(v)  any Disposition of assets not otherwise permitted by Section 7.05; provided that, (i) (x) both immediately before and after the time on which the definitive agreements for such Disposition are entered into, no Default or Event of Default shall have occurred and be continuing and (y) at the time of such transaction, no Default or Event of Default shall have occurred and be continuing, (ii) [reserved], (iii) no less than 100% of the consideration received for such Disposition shall be paid in cash, (iv) the fair market value of all assets subject to such Dispositions shall not exceed $1,000,000 in the aggregate unless set forth in the Approved Budget.

To the extent any Collateral is Disposed of as permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, is authorized to and shall take any actions necessary or deemed appropriate in order to effect the foregoing.

Notwithstanding the foregoing, or anything to the contrary herein, in no event shall the Borrower or any Restricted Subsidiary transfer or otherwise Dispose of Material Intellectual Property other than pursuant to Section 7.05(h).

Section 7.06  Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a)  each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries that directly or indirectly own Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any such other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

(b)  the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c)  [reserved];

(d)  [reserved]; and

(e)  (A) as permitted by the Orders, (B) as permitted by any Approved Bankruptcy Court Order and consistent with the Approved Budget (subject to Permitted Variances) or (C) as permitted by any other order of the Bankruptcy Court.

Notwithstanding the foregoing, in no event shall any Loan Party or any Restricted Subsidiary that is not a Loan Party sell, transfer or otherwise dispose (whether pursuant to a sale, lease, license, transfer, Investment, Restricted Payment or otherwise or related to the exclusive rights thereto) of Material Intellectual Property (in each case other than grants of non-exclusive licenses in the ordinary course of business) to any Person that is not a Loan Party.

Section 7.07  Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 7.08  Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among Loan Parties and their Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction), (b) on fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (c) the execution, delivery and performance of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, (d)  [reserved], (e) customary fees and indemnities may be paid to any directors of the Borrower and the other Restricted Subsidiaries and reasonable out-of-pocket costs of such Persons may be reimbursed, (f) employment, compensation, bonus, incentive, retention and severance arrangements and health, disability and similar insurance or benefit plans or other benefit arrangements between the Borrower or any Subsidiary thereof and their respective directors, officers, employees, managers, consultants or independent contractors (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors, managers, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in accordance with the Approved Budget (subject to Permitted Variances), (g) Restricted Payments permitted under Section 7.06, (h) Investments permitted under Section 7.02, (i) any payments required to be made pursuant to any Organization Document of the Borrower, (j) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08, (k) transactions between a Borrower Party and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Borrower Party; provided, however, that such director abstains from voting as a director of such Borrower Party, as the case may be, on any matter involving such other Person, (l) the issuance of Equity Interests to the Permitted Holders or the Borrower or to any director, officer, employee or consultant thereof, (m) loans, guarantees and other transactions by the Borrower and the Restricted Subsidiaries to the extent otherwise permitted under Article VII, (n)  the payment of indemnities and reasonable expenses incurred by the Permitted Holders and their respective Affiliates in connection with any services provided to the Borrower or any of its Subsidiaries, (o) reimbursement of out-of-pocket costs and expenses of Permitted Holders by the Borrower and any Restricted Subsidiaries incurred in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated), (p) any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in accordance with the Approved Budget (subject to Permitted Variances), (q) transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business, (r) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business, and (s) Investments by Affiliates in Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries (and/or such Affiliate’s exercise of any permitted rights with respect thereto), so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally.

Section 7.09  Burdensome Agreements. Enter into or permit to exist any Contractual Obligation of the Borrower or any Restricted Subsidiary (other than this Agreement or any other Loan Document) that limits the ability (a) of any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to the Borrower or any Guarantor, except for (i) any agreement in effect on the Closing Date and described on Schedule 7.09, (ii) [reserved], (iii) [reserved], (iv) any agreement in connection with a Disposition permitted by Section 7.05, (v) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 7.02, (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) customary net worth provisions contained in real property leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business, so long as the Borrower has determined in good faith (which determination shall be conclusive) that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligations, (viii) any restrictions regarding licenses or sublicenses by the Borrower or any Restricted Subsidiary of intellectual property rights in the ordinary course of business (in which case such restriction shall relate only to such intellectual property rights), (ix) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (x) restrictions contained in any agreements or instruments governing the Prepetition Debt, (xi) restrictions contained in agreements and instruments governing Indebtedness permitted pursuant to Section 7.03 to the extent not materially more restrictive, taken as a whole, to the Borrower and its Subsidiaries than the covenants contained in this Agreement and the other Loan Documents (as determined in good faith by the Borrower), (xii) [reserved], and (xiii) restrictions imposed by reason of applicable Law or (b) of the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on Collateral for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents except for (i) any agreement in effect on the Closing Date and described on Schedule 7.09, (ii) [reserved], (iii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (iv) restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (v) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (vi) customary net worth provisions contained in real property leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligations, (vii) restrictions contained in agreements and instruments relating to the Prepetition Debt, (viii) restrictions arising in connection with cash or other deposits permitted under Sections 7.01 or 7.02 and limited to such cash or deposits, (ix) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (x) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (xi) customary or reasonable provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business relating to the assets and Equity Interests of such Joint Venture, (xii) restrictions imposed by reason of applicable Law and (xiii) restrictions contained in Indebtedness permitted pursuant to Section 7.03(i) to the extent no more restrictive to the Borrower and the other Restricted Subsidiaries than the covenants contained in this Agreement.

Section 7.10  Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, in each case, in violation of Regulation U, or for any other purpose other than as set forth in Section 5.07.

Section 7.11  Liquidity Covenant. Permit cash on hand and cash deposited in the Segregated DIP Account, in each case, of the Debtors, to be less than $15,000,000 at any time.

Section 7.12  Accounting Changes. Make any change in fiscal year other than to align to that of the Borrower.

Section 7.13  Prepayments, Etc. of Indebtedness; Amendments. (a) Prepay or redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness that is unsecured or expressly subordinated in right of payment or lien priority to the Obligations (collectively, “Junior Financing”) or any Prepetition Debt other than, in each case, as permitted by (i) the Orders, (ii) any Approved Bankruptcy Court Order, (iii) the Disclosure Statement Order, (iv) the Confirmation Order, (v) the First Day Orders (vi) Adequate Projection Payments or (vii) other amounts not in excess of the amount set forth for such prepayments in the Approved Budget (subject to Permitted Variances), or (b) amend, modify or change any term or condition of any Junior Financing Documentation, any Prepetition First Lien Debt Document, any Prepetition Unsecured Notes Document or any of its Organization Documents in any manner that is, taken as a whole, materially adverse to the interests of the Agents or the Lenders.

Section 7.14  Outbound Investment Rules. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered transaction”, as such term is defined in the Outbound Investment Rules or (ii) any activity or transaction that would constitute a “covered transaction”, as such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person.

Section 7.15  Additional Bankruptcy Matters.

(a)  Use any portion or proceeds of the Loans or the Collateral for payments or purposes that would violate the terms of the Orders, the Approved Budget (subject to Permitted Variances) or this Agreement;

(b)  subject to the terms of the Orders, incur, create, assume, suffer to exist or permit, except for the Adequate Protection Claims, the Carve Out, or as otherwise expressly permitted by the Orders or any other order of the Bankruptcy Court reasonably acceptable to the Required Lenders, any other superpriority administrative claim which is pari passu with or senior to the claim of the Lenders against any Debtor;

(c)  except as set forth in the Approved Budget or as provided in any Order, enter into any agreement to return any of its inventory to any of its creditors for application against any Prepetition Debt, trade payables arising before the Petition Date or other claims arising before the Petition Date under section 546(c) of the Bankruptcy Code if, after giving effect to any such agreement, the aggregate amount applied to Prepetition Debt, trade payables arising before the Petition Date and other claims arising before the Petition Date subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $100,000;

(d)  subject to the terms of the Orders, assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against any of the Agents or Lenders;

(e)  subject to the terms of the Orders, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent, the Collateral Agent or the Lenders with respect to the Collateral following the occurrence, and during the continuance, of a Default or an Event of Default; provided that any Loan Party may contest or dispute whether a Default has occurred, has been cured or has been waived in accordance with the terms of the Orders;

(f)  except as expressly provided or permitted hereunder (including, without limitation, to the extent authorized pursuant to any order of the Bankruptcy Court complying with the terms of this Agreement or the Approved Budget (subject to Permitted Variances) or with the prior consent of the Required Lenders and, if applicable, the Administrative Agent and/or Collateral Agent (with an email from counsel being sufficient) or provided pursuant to an Approved Bankruptcy Court Order, make any payment or distribution to any non-Debtor Affiliate or insider unless such payment or distribution is on arm’s length terms, consistent with past practice and in the ordinary course of business for the applicable Loan Party or Subsidiary; provided that, any vote, decision or other action of any independent director of the board of directors, members or other governing body of any Loan Party (whether or not such vote, decision or other action binds such Loan Party to such vote, decision or other action) shall not be subject to this Section 7.15;

(g)  subject to the terms of the Orders, incur, create, assume, suffer to exist or permit, except for the Carve Out, or as otherwise expressly permitted by the Orders or any other order of the Bankruptcy Court reasonably acceptable to the Required Lenders, any Lien that is pari passu with or senior to the DIP Liens on the DIP Priority Collateral;

(h)  assert any right of the Debtors to surcharge the Collateral pursuant to section 506(c) of the Bankruptcy Code, assert the equitable doctrine of “marshaling” and other similar doctrines as to the Secured Parties, or assert any “equities of the case” exception under section 552(b) of the Bankruptcy Code, and each of the foregoing are hereby expressly waived by the Loan Parties.

Section 7.16  Budget Variance Covenant. On each Budget Variance Test Date, the Debtors will not permit actual total disbursements of the Debtors on an aggregate basis (excluding (i) Professional Fee Disbursements, (ii) disbursements in respect of fees and expenses of (A) the U.S. Trustee (as defined in the Interim DIP Order or the Final DIP Order, as applicable) and (B) the Administrative Agent, the Collateral Agent and the Lenders, (iii) Adequate Protection Payments, and (iv) any Delayed Draw Payment so long as such Delayed Draw Payment is made with (x) proceeds from Delayed Draw Term Loans or (y) Debtors’ cash on hand that is replenished by proceeds from Delayed Draw Term Loans, in each case, in accordance with Section 5.07(b)) for such Budget Variance Test Period to be greater than 120.0% (the “Maximum Variance”) of the projected total disbursements of the Debtors on an aggregate basis for such Budget Variance Test Period as set forth in the applicable Approved Budget (any such Variance not greater than the Maximum Variance, the “Permitted Variances”).

Section 7.17  Segregated DIP Account. The Borrower shall not, nor shall it permit any other Loan Party to, deposit proceeds of any Term Loan into a deposit account that is not the Segregated DIP Account. The Borrower shall not, and shall not permit any of its Subsidiaries to, withdraw, transfer or otherwise use any funds on deposit in the Segregated DIP Account, or commingle any proceeds of the Term Loans with any other cash of the Borrower or any of its Subsidiaries, except:

(a)  on the Closing Date and on Monday of each week following the Closing Date, the Borrower may withdraw amounts from the Segregated DIP Account and deposit such amounts into other bank accounts maintained by the Debtors (or, solely to extent such withdrawn amounts shall be used in accordance with Section 5.07(b)(ii), any Restricted Subsidiary), in an aggregate amount not exceeding the disbursements contemplated to be made for the two-week period following such Monday as expressly set forth in the Approved Budget, plus an additional 20% of such contemplated payments for such weeks (each, an “Approved Budget Withdrawal”); provided, for the avoidance of doubt, if an Approved Budget Withdrawal includes amounts in respect of any particular week, any subsequent Approved Budget Withdrawal shall not be permitted to include such amounts;

(b)  on the Closing Date or any time thereafter, the Borrower may withdraw amounts from the Segregated DIP Account and deposit such amounts directly into, or into a separate account of the Debtor that will subsequently fund, the segregated accounts maintained by the Debtors in trust for the Funded Reserves and the Carve Out Reserve in accordance with the Orders (each, a “Carve Out Withdrawal”); and

(c)  the Borrower may withdraw amounts from the Segregated DIP Account to the extent the Required Lenders have consented to in writing (such consent not to be unreasonably withheld so long as, immediately before and after giving effect to such withdrawal, transfer or other use of funds, the Borrower is in compliance with Section 7.11).

No Debtor shall (i) use any funds withdrawn from the Segregated DIP Account other than in accordance with the Approved Budget (subject to Permitted Variances) or the Carve Out or (ii) permit the Prepetition Liens (as defined in the Interim DIP Order), Adequate Protection Liens or any other lien (other than the DIP Liens or any Lien in favor of the deposit bank subject to the Segregated DIP Account Control Agreement) to attach to the Segregated DIP Account or any cash deposited therein or any cash withdrawn (and unused) therefrom.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01  Events of Default. Subject to the Orders and the Carve Out in all respects, any of the following shall constitute an Event of Default:

(a)  Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within two (3) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b)  Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in (i) Sections 6.01(d), 6.01(e), 6.10 (but solely to the extent there is a failure participate in a teleconference with the Lenders and their advisors in accordance therewith), and 6.18, in each case, to the extent such failure shall be continuing for three (3) consecutive days (provided, with respect to Section 6.10, the teleconference with the Lenders and their advisors that satisfies the requirements of Section 6.10 in the week subsequent to when such failure takes place shall constitute, and be deemed, a sufficient cure to any such failure occurring in the prior week) or (ii) Sections 6.11, 6.17, or 6.20, or in any applicable Section of Article VII; or

(c)  Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 5 days after the earlier of (i) the date a Responsible Officer obtains knowledge thereof, or (ii) notice thereof by the Administrative Agent to the Borrower; or

(d)  Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered pursuant hereto or thereto shall be incorrect in any material respect when made or deemed made (or with respect to any such representations and warranties that are qualified by materiality, material adverse effect or similar language incorrect in any respects); or

(e)  Cross-Default. (i) Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than (1) Indebtedness hereunder, (2) Indebtedness owed by the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary, and (3) any Prepetition Debt) having an aggregate outstanding principal amount of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to the Prepetition Debt or Indebtedness under any Swap Contract, termination events or equivalent events pursuant to the terms of such Swap Contract), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due, prior to its stated maturity or, without limiting the preceding provision of this clause (e), any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Swap Contract, other than due to a termination event or equivalent event pursuant to the terms of such Swap Contract) prior to its stated maturity; provided, that, in each case, such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Loans pursuant to Section 8.02; or

(f)  Insolvency Proceedings, Etc. Other than the Chapter 11 Cases and other than to the extent in compliance with Section 6.19, any Loan Party or any Subsidiary of the Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or substantially all of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g)  [Reserved].

(h)  Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money (excluding any First Day Order or any order fixing the amount of any claim in the Chapter 11 Cases) in an aggregate amount exceeding the Threshold Amount (to the extent not paid, and not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not dispute coverage) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)  ERISA. (i) An ERISA Event occurs with respect to a Plan, Multiemployer Plan or Foreign Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j)  Invalidity of Loan Documents. Subject to the Orders, any material provision of the Guaranty or any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as permitted hereunder or thereunder ceases to be in full force and effect or any Collateral Document after delivery thereof shall for any (other than in accordance with the terms hereof or thereof) reason cease to create a valid and perfected Lien with the priority required thereby on the Collateral purported to be covered thereby; or any Loan Party denies in writing that it has any or further liability or obligation under the Guaranty or any Collateral Document (other than as a result of repayment in full of the Obligations then due and owing (other than contingent indemnification or other obligations) and termination of the Aggregate Commitments, or as a result of a transaction permitted hereunder or thereunder); or

(k)  Change of Control. There occurs any Change of Control; or

(l)  Specified Bankruptcy Events of Default. There occurs any of the following:

(i)  The entry of an order dismissing any of the Chapter 11 Cases, converting any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or any filing by any Loan Party (or any Subsidiary thereof) of a motion or other pleading seeking entry of such an order, in each case, without causing all Obligations hereunder to be paid in full in cash and without the consent of the Required Lenders in their sole discretion (with an email from counsel being sufficient);

(ii)  a trustee, a responsible officer or an examiner having expanded powers (beyond those set forth under sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner), or any similar person is appointed or elected in any of the Chapter 11 Cases, any Loan Party (or any Subsidiary thereof) applies for, consents to, or fails to contest, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment and such order shall not be reversed or vacated within fifteen (15) days after the entry thereof, in each case, without the consent of the Required Lenders in their sole discretion (with an email from counsel being sufficient);

(iii)  the entry of an order or the filing by any Loan Party (or any Subsidiary thereof) of an application, motion or other pleading seeking or supporting entry of an order staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim DIP Order or the Final DIP Order, as applicable, in any material respect, or if the Borrower or any of its Subsidiaries shall apply for authority to do so (unless substantially concurrently with the entry of such order the DIP Facility will be repaid in full and the Commitments will be terminated), without the consent of the Required Lenders (with an email from counsel being sufficient) or the Interim DIP Order until the entry of the Final DIP Order or Final DIP Order after the date thereof shall cease to be in full force and effect (other than as a result of the repayment of the Loans);

(iv)  (1) the entry of an order in any of the Chapter 11 Cases denying or terminating use of Cash Collateral by the Loan Parties (and such order remains unstayed for more than three (3) Business Days); (2) the termination of the right of any Loan Party to use any Cash Collateral under the Orders, and in either case, the Loan Parties have not otherwise obtained authorization to use Cash Collateral with the prior written consent of the Administrative Agent and the Collateral Agent, as applicable (solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders (with an email from counsel being sufficient); or (3) any other event that terminates the Loan Parties’ right to use Cash Collateral, in each case, without the consent of the Required Lenders (with an email from counsel being sufficient);

(v)  Subject to the applicable provisions of the Orders, any of the Loan Parties or any of their Subsidiaries shall commence, join in, assist, support or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent, the Collateral Agent or the Lenders (in each case, in their capacities as such), including, without limitation, with respect to the Debtors’ stipulations, admissions, agreements and releases contained in the Orders, the invalidation, subordination or other challenging of the Claims and Liens granted to secure the Obligations of the Debtors or any other rights granted to the Administrative Agent, the Collateral Agent or the Lenders in the Orders or this Agreement or with respect to any relief under section 506(c) or 552 of the Bankruptcy Code with respect to any Collateral of the Debtors, in each case, without the consent of the Agents and the Required Lenders (with an email from counsel being sufficient);

(vi)  the entry of an order in any of the Chapter 11 Cases (other than the Orders) granting authority to use Cash Collateral (other than with the prior written consent of the Administrative Agent and the Collateral Agent (in each case, solely with respect to its own rights, obligations, liabilities, duties and treatment) and the Required Lenders (with an email from counsel being sufficient)) or to obtain financing under section 364 of the Bankruptcy Code (other than in accordance with the Orders), it being understood that the Interim DIP Order and the Final DIP Order shall not violate this clause (vi);

(vii)  the entry of an order of the Bankruptcy Court granting, other than in respect of this Agreement, the Adequate Protection Claims, and the Carve Out or pursuant to the Orders or as may be expressly permitted by the Orders and consistent with the RSA, any superpriority administrative expense claim or lien security interest in the Chapter 11 Cases (including, without limitation) pursuant to sections 506(c), 364(c) or (d) of the Bankruptcy Code, in each case that is pari passu with or senior to the claims of the Administrative Agent, the Collateral Agent and the Lenders, or the filing by any Loan Party (or any of its Subsidiaries) of a motion or application (or any other pleading, or the making of any statement to the Bankruptcy Court) seeking or supporting entry of such an order;

(viii)  noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim DIP Order or the Final DIP Order in any material respect;

(ix)  subject to the Orders, the filing of a motion, pleading or proceeding by any Loan Party or any of its Subsidiaries that initiates, pursues, supports or otherwise constitutes a Challenge (as defined in the Interim DIP Order (or, as applicable, the Final DIP Order)) with respect to, or that could reasonably be expected to result in any material impairment of the rights or interests of the Secured Parties in their capacities as holders of the Obligations and/or Prepetition Debt, in each case, without the prior written consent of the Agents and the Required Lenders (with an email from counsel being sufficient);

(x)  the entry of a final non-appealable order of the Bankruptcy Court granting, other than in respect of this Agreement or as provided under the Interim DIP Order or Final DIP Order, relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) with respect to a material portion of Collateral;

(xi)  the RSA shall no longer be in full force and effect;

(xii)  any Loan Party files, supports or fails to oppose a Chapter 11 Plan or disclosure statement that is inconsistent in any material respects with the RSA without the prior written consent of the Required Lenders (it being understood that the solicitation version of the Chapter 11 Plan is not inconsistent with the RSA);

(xiii)  the entry of an order of the Bankruptcy Court terminating or reducing the Loan Parties’ exclusive periods under section 1121 of the Bankruptcy Code, unless such order was entered as a result of a request by, or received support from, the Required Lenders;

(xiv)  any Claim with respect to any Prepetition Debt is paid except as permitted by the Approved Budget (subject to Permitted Variances) or an Approved Bankruptcy Court Order;

(xv)  any Loan Party (or any of its Subsidiaries) shall file a motion, without the Required Lenders’ written consent, seeking (i) authority to sell all, substantially all or a material portion of the Collateral, (ii) any other outcome or circumstance described in this Section 8.01(l).

Section 8.02  Remedies Upon Event of Default. Subject to the Orders, if any Event of Default occurs and is continuing, and upon the expiration of the Remedies Notice Period, the Administrative Agent shall (subject to Article IX), at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)  declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived;

(c)  [reserved]; and

(d)  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and/or under applicable Law.

Notwithstanding anything to the contrary in this Agreement, the exercise of any remedies upon a Default or Event of Default shall be subject to the Orders, including, for the avoidance of doubt, Paragraph 20 of the Interim DIP Order and Final DIP Order.

Section 8.03  Credit Bidding. The Borrower and each other Loan Party hereby give the Administrative Agent the power and right, without assent by any Loan Party, to credit bid the obligations owing to the Lenders (the “DIP Obligations”) in connection with the sale or disposition of any asset of any Loan Party (in whole or in part), including without limitation, sales or dispositions occurring pursuant to section 363 of the Bankruptcy Code or included as part of any restructuring plan subject to confirmation under section 1129(b)(2)(A)(ii)-(iii) of the Bankruptcy Code. Any motion filed by the Debtors seeking approval of bid procedures shall contain a request for approval of the right of the Administrative Agent to credit bid the DIP Obligations and shall be in form and substance acceptable to the Required Lenders.

Section 8.04  Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)  first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and Collateral Agent in its capacity as such;

(b)  second, [reserved];

(c)  third, to payment of that portion of the Obligations constituting fees, indemnities and expenses (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 10.04) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d)  fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) held by them;

(e)  fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans;

(f)  sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(g)  last, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01  Appointment and Authorization of Agents.

(a)  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to execute the Loan Documents and any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. The motivations of the Administrative Agent, regardless of whether a Default or Event of Default shall have occurred and be continuing, are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)  The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(c)  The Collateral Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such coagents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02  Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of (x) holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder and (y) executing any Assignment and Assumption in its capacity as Administrative Agent) by or through agents, employees or attorneys-in-fact, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction).

Section 9.03  Liability of Agents.

(a)  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the validity, perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or the value or sufficiency of the Collateral or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Notwithstanding any provision contained in this Agreement providing for any action in the Administrative Agent’s discretion or approval of any action or matter in the Administrative Agent’s satisfaction, the Administrative Agent and the Collateral Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) which may be delivered by electronic transmission (including email by such Lenders or counsel to the Required Lenders (which on the date hereof is Jones Day)); provided that the Administrative Agent or the Collateral Agent (as applicable) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and shall, in the Administrative Agent’s sole discretion, be accompanied by indemnity or security satisfactory to the Administrative Agent and subject to the indemnification set forth in Section 9.07. The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any other Agent-Related Person in any capacity.

The Agents shall not be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Agents be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, epidemics, pandemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, future changes in applicable law or regulation, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Agents shall use reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(b)  Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Lender. No Agent-Related Person shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Lenders.

Section 9.04  Reliance by Agents.

(a)  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)  For purposes of determining compliance with the conditions specified in Sections 4.01, 4.02, 4.03 and 4.04, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date, specifying its objection thereto.

Section 9.05  Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06  Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07  Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person; provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its pro rata share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08  Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

Section 9.09  Successor Agents.

(a)  Each Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed if such successor is a commercial bank organized under the laws of the United States or any political subdivision thereof which has combined capital and reserves in excess of $5,000,000,000) at all times other than if an Event of Default is continuing. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has been appointed and accepted such appointment as the Administrative Agent or Collateral Agent’s by the date which is 30 days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor or upon the expiration of the 30-day period following the retiring Administrative Agent or Collateral Agent’s notice of resignation without a successor agent having been appointed, the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation or removal hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Section 9.10  Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11  Acknowledgements of Lenders . Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (c) it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)  Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the effective date thereof.

(c)  Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.11(c) shall be conclusive, absent manifest error.

(d)  Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(e)  The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment (solely to the extent of the applicable error) shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(f)  Each party’s obligations under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and Cantor Fitzgerald Securities and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to Cantor Fitzgerald Securities and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither Cantor Fitzgerald Securities nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

Section 9.12  Collateral and Guaranty Matters. Each of the Lenders irrevocably authorizes the Administrative Agent and the Collateral Agent, and the Administrative Agent and the Collateral Agent shall, upon the request of the Borrower, subject to the Orders,

(a)  release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations then due and owing (other than contingent indemnification or other contingent obligations as to which no written claim has been asserted), (ii) that is sold, disposed of or distributed or to be sold, disposed of or distributed as part of or in connection with any transaction permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (iv) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)  subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e) (other than in connection with selfinsurance), (f), (i), (m)(s), (u) and (aa) (or Section 7.01(b) to the extent such Lien is of the type set forth in any such section);

(c)  release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that if as a result of a transaction permitted hereunder any Subsidiary Guarantor is to be released from its Guaranty solely as a result of becoming an Excluded Subsidiary of the type described in clause (d) of the definition thereof, then such Subsidiary Guarantor shall not be released from its Guaranty unless (i) such transaction is consummated in good faith for Fair Market Value to a bona fide third party that is not an Affiliate, (ii) the primary purpose of such transaction is not to release such Subsidiary Guarantor from its obligations under the Guaranty and (iii) such Subsidiary Guarantor ceases to be a Restricted Subsidiary and that the remaining ownership interests in such Subsidiary Guarantor constitute an Investment upon such release in an amount equal to the Fair Market Value of the assets of such Person attributable to the Borrower’s or any Restricted Subsidiary’s equity interest therein; and

(d)  establish intercreditor arrangements as contemplated by this Agreement, if any.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing each of the Administrative Agent’s and the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.12. In each case as specified in this Section 9.12, the Administrative Agent and the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to subordinate any Lien thereon granted to or held by the Administrative Agent or the Collateral Agent, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12; provided that the Borrower shall have delivered to the Administrative Agent and the Collateral Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

The Collateral Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion and that the Collateral Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein. Each party to this Agreement acknowledges and agrees that the Collateral Agent shall have no obligation to file financing statements, amendments to financing statements, or continuation statements, or to perfect or maintain the perfection of the Collateral Agent’s Lien on the Collateral. Whether or not expressly stated in any Collateral Document, the rights, privileges and immunities of the Agents set forth herein shall be incorporated therein.

Section 9.13  [Reserved].

Section 9.14  [Reserved].

Section 9.15  [Reserved].

Section 9.16  Withholding Taxes. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Sections 3.01 and 10.04, each Lender shall indemnify the Administrative Agent against, and shall pay in respect thereof within 10 days after demand therefor, any and all amounts paid, directly or indirectly, by the Administrative Agent, as Taxes or otherwise, and any and all related losses, claims, liabilities, costs, and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority of the United States or any other jurisdiction as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.16. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

Section 9.17  Certain ERISA Matters.

(a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)  such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)  (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part Section VI of PTE 84-14) that (I) is not ineligible pursuant to Section I(g) of PTE 84-14 and (II) has satisfied the requirements of Section I(k) of PTE 84-14, (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (gf) of Part Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)  In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X

MISCELLANEOUS

Section 10.01  Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment, waiver or consent of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) and the Borrower, and delivered to the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)  extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.04 or the waiver or amendment of the terms of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)  postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or premium payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last two paragraphs of this Section), it being understood that the waiver or amendment of the terms of any obligation to pay interest at the Default Rate, and the amendment or waiver of any mandatory prepayment of Term Loans, shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;

(c)  reduce the principal of, or the rate of interest specified herein on, any Loan (provided that, any Lender, upon the request of the Borrower, may extend the maturity date of any Term Loans owing to it without the consent of any other Lender, including the Required Lenders) or (subject to clause (iii) of the second proviso following clause (i) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation to pay interest at the Default Rate;

(d)  modify Section 2.05(b)(vi), Section 2.06(c), 2.07, 2.13, the last paragraph of 8.02, or 8.04 without the written consent of each of the Lenders directly and adversely affected thereby;

(e)  change any provision of this Section 10.01 (other than the last two paragraphs of this Section) or the definition of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or to make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)  other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)  other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the value of the aggregate Guaranty, without the written consent of each Lender;

(h)  modify any provision of the Loan Documents providing for the status of the Obligations as DIP Superpriority Claims or that would otherwise have the effect of causing the Obligations to no longer constitute DIP Superpriority Claims in the Chapter 11 Cases, subject to (i) the Carve Out and (ii) the priorities set forth in the Orders, in each case, without the written consent of each of the Lenders directly and adversely affected thereby; or

(i)  subordinate, or have the effect of subordinating, (x) the Liens on a material portion of the Collateral securing the Obligations to any Lien securing any other Indebtedness for borrowed money or (y) any of the Facilities in right of payment (including pursuant to any “waterfall” provision) to any other Indebtedness for borrowed money (in each case, other than as expressly provided pursuant to the Orders), in each case, without the prior written consent of each Lender directly and adversely affected thereby. Notwithstanding any provision of this Agreement to the contrary, the terms of this Section 10.01(i) shall not be amended or waived unless in writing signed by the Borrower and each Lender directly and adversely affected thereby (but without the requirement for the consent of any other Lenders).

provided, however, that the amendments, modifications, waivers and consents described in clauses (a) through (i) above shall not require the consent of any Lenders other than the applicable Lenders specified in such clauses;

and provided further that, notwithstanding the foregoing, (i) [reserved]; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in its capacity as such, in addition to the Borrower and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, (A) any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section if such Lenders were the only Lenders hereunder at the time, and (B) in determining whether the requisite percentage of Lenders have consented to any amendment, modification, waiver or other action, any Defaulting Lenders shall be deemed to have voted in the same proportion as those Lenders who are not Defaulting Lenders, except with respect to (x) any amendment, modification or other action or plan of reorganization which by its terms requires the consent of all Lenders or each affected Lender, in which case the consent of such Defaulting Lender shall be required.

This Section 10.01 shall be subject to any contrary provision of Section 3.03. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, omission or defect of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent or the Collateral Agent, as applicable, and the Borrower shall be permitted to amend such provision and (b) the Administrative Agent or the Collateral Agent, as applicable, and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents. Any such amendment, and any amendment pursuant to Section 1.03 agreed by the Borrower and the Administrative Agent, shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within 10 Business Days following receipt of notice thereof. Before executing any amendment pursuant to this paragraph, the Administrative Agent shall either (x) received direction from Required Lenders or (y) be entitled to a certificate of a Responsible Officer that such amendment is permitted under this Agreement and the other Loan Documents, upon which the Administrative Agent may conclusively rely.

Section 10.02  Notices; Electronic Communications.

(a)  General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications permitted hereunder to be given by telephone or electronic mail shall be made to the applicable telephone number or electronic mail address, as the case may be, as follows:

(i)  if to the Borrower or the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and

(ii)  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)  Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)  The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any other Loan Party, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any other Loan Party, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)  Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)  Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower to the extent required by Section 10.05. All telephonic notes to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03  No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

Section 10.04  Expenses and Taxes. Subject to the Orders, the Borrower and each other Loan Party jointly and severally agree (a) to pay or reimburse the Administrative Agent, the other Agents and the Lenders for all reasonable and documented out-of-pocket costs and expenses (whether incurred prior to, on or after the Petition Date) incurred in connection with the discussion, preparation, negotiation, syndication, administration and execution and delivery of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), the funding of the Loans, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of (i) one primary counsel to the Administrative Agent and the Collateral Agent, (ii) one primary counsel to each group of similarly situated Lenders, taken as a whole, (iii) if necessary, one local counsel in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel in each relevant jurisdiction for each such affected person), and (iv) one financial advisor to the Lenders, taken as a whole, and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the interpretation, enforcement or protection of any rights or remedies under this Agreement, the other Loan Documents or the Orders (including all such costs and expenses incurred during any legal proceeding, including, without duplication of Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, the Chapter 11 Cases, or any other proceeding under any Debtor Relief Law or in connection with any workout or restructuring and all documentary taxes associated with the Facilities), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the other Agents, one counsel to each group of similarly situated Lenders, taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction (and, in the event of any actual or perceived conflict of interest where the Agent or Lender affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction for each Lender or group of Lenders or Agents subject to such conflict)) and financial advisors, in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include, without duplication of Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.04, all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent. Notwithstanding anything herein to the contrary, the payment of amounts due under this Section 10.04 shall not be limited by, or subject to variance testing under, the Approved Budget. Notwithstanding anything to the contrary herein or in the Loan Documents, (i) this Section 10.04 shall not obligate any Debtors to pay any fees, costs, disbursements, or expenses incurred by or on behalf of any Lender (or any of their respective advisors or professionals) in connection with any matter other than the DIP Facility and the Loan Documents, including, without limitation, any matter in which any Lender, or any of their respective advisors or professionals act or are engaged in any other capacity in connection with the Chapter 11 Cases (including in its capacity as a holder of any prepetition claims or interests) (collectively, the “Other Fees and Expenses”); and (ii) the Debtors shall have the right to request, and the Lenders shall promptly provide (or cause their respective advisors and professionals to provide), a summary invoice from the Lenders in order to distinguish between fees, costs, disbursements, and expenses incurred in connection with the DIP Facility and the Loan Documents and those incurred in connection with any other matter; provided, further, that any such summary invoice may be redacted to the extent necessary to protect privileged or confidential information; provided, further, that the Debtors and/or Reorganized Debtors (as defined in the RSA), as applicable, shall pay the Other Fees and Expenses as set forth in, and in accordance with, the ECL. All amounts due under this Section 10.04 shall be paid solely to the extent invoiced and in accordance with the fee review procedures set forth in the Orders (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least one Business Day prior to the Closing Date (or such shorter period as the Borrower may reasonably agree)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations, or the earlier resignation or removal of any Agent. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

Section 10.05  Indemnification by the Borrower. Subject to the Orders, the Borrower and each other Loan Party shall, jointly and severally, indemnify and hold harmless the Agent, each Lender (solely in their capacity as the Agent and as a Lender, respectively), each of their respective Affiliates and each of their respective officers, directors, employees, advisors, agents, controlling persons and other representatives (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable fees, disbursements and other charges of (i) one counsel to all of the Agents’ Indemnitees and one separate counsel to all of the Lenders’ Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction, and (iii) if necessary, one local counsel in each relevant jurisdiction) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom or (c) the Chapter 11 Cases; provided that such indemnity shall not, as to any Indemnitee (or any of its Affiliates, or any of its or their respective officers, directors, employees, advisors, agents, controlling persons or other representatives), be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or any of its or their respective officers, directors, employees, controlling persons or, to the extent acting on such Indemnitee’s behalf or at such Indemnitee’s direction, advisors, agents, or other representatives, (B) a material breach of the Loan Documents by such Indemnitee or one of its Affiliates (other than a material breach by any Agent in its capacity as such not due to its bad faith, gross negligence or willful misconduct) or (C) any dispute solely among Indemnitees that does not involve any act or omission of any Loan Party or any of its Subsidiaries or Affiliates (other than any dispute involving claims against the Administrative Agent or the Collateral Agent, in its capacity as such); or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or, to the extent arising from the former ownership or operations of the Company, formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability of the Borrower or any of its Subsidiaries, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors (including any statutory committee appointed in the Chapter 11 Cases) or any other third person. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any such Indemnitee’s affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 10.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above. All amounts due under this Section 10.05 shall be payable within 10 Business Days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Agents, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Impositions other than any Impositions that represent losses, claims, damages, etc. arising from any non-tax claim.

Section 10.06  Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law (including the Chapter 11 Cases or any case under Chapter 7 of the Bankruptcy Code upon conversion thereof) or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07  Successors and Assigns.

(a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than in accordance with Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that:

(i)  (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless, so long as no Event of Default Section 8.01(a) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)  (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) shall be required for any assignment unless (1) an Event of Default Section 8.01(a) has occurred and is continuing at the time of such assignment or (2) such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless such assignment is in respect of a Term Facility and to a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments and (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment);

(v)  no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) to any natural person or (C) to any of those institutions identified by the Borrower to the Administrative Agent and the Lenders in writing prior to the Closing Date, and any of their Affiliates (other than Bona Fide Debt Funds) identifiable as such solely on the basis of the similarity of such Affiliate’s name (any such Person, a “Disqualified Lender”) (it being understood that (1) the Borrower shall not be required to specify Affiliates on such schedule, (2) in no event shall any Lender party hereto on the Closing Date or Approved Funds constitute a Disqualified Lender and (3) the Administrative Agent shall have the right and is hereby authorized to provide the list of Disqualified Lenders to each Lender or Participant or prospective Lender or Participant);

(vi)  [reserved];

(vii)  the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower evidencing such Loans to the Borrower or the Administrative Agent; and

(viii)  in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon); provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits (and to have the obligations) of a Lender under Sections 3.01, Section 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and to be subject to the obligations set forth in Section 10.08 and 10.15. Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts, including interest paid in kind) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”); provided that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents. The Administrative Agent shall record in the Register each assignment made pursuant to the terms hereof. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender (with respect to itself), at any reasonable time and from time to time upon reasonable prior notice.

(d)  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and Section 10.15) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)  A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment, and no foreclosure or other enforcement action in respect thereof, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and Section 10.15) to the same extent as if it were a Lender and had assigned its interest by assignment pursuant to Section 10.07(b), unless the option was granted with the Borrower’s prior written consent; provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including under Section 3.01, 3.04 or 3.05). Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)  Notwithstanding anything to the contrary contained herein, any Lender that is a Bona Fide Debt Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Bona Fide Debt Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i)  Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans to any Other Affiliate (including any Debt Fund Affiliate) in accordance with Section 10.07(b).

(j)  [Reserved].

(k)  [Reserved].

(l)  [Reserved].

(m)  The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.

(n)  Notwithstanding anything to the contrary herein, each assignee or Participant hereunder shall be bound by, and entitled to the benefits of, the Orders to the same extent as the assigning Lender, and no assignment or participation shall require the approval of the Bankruptcy Court. Any assignment or participation shall be subject to the provisions of the RSA, to the extent applicable to the assigning Lender.

Section 10.08  Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors and numbering administration and settlement service providers and other Affiliates, on a need to know basis (it being understood that the Persons to whom such disclosure is made by such Lender or Agent will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 10.08 and such Agent or Lender will be responsible for their compliance herewith); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or prospective direct or indirect controlled counterparties under Swap Contracts to be entered into in connection with the Loans made hereunder; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i)(i) to the extent that such information is received by an Agent or Lender from a third party that is not, to such Agent’s or Lender’s knowledge, subject to contractual or fiduciary obligations owing to any Loan Party; (j) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (k) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08. For the purposes of this Section 10.08, “Information” means all information received from or on behalf of any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof (including any information relating to their respective businesses and operations), other than any such information that is publicly available to any Agent or any Lender prior to such disclosure other than as a result of a breach of this Section 10.08 by such Lender or Agent. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.08 shall survive with respect to the Administrative Agent, the Collateral Agent and each Lender until the second anniversary of such Administrative Agent, the Collateral Agent or Lender ceasing to be an Administrative Agent, Collateral Agent or Lender, respectively.

The Administrative Agent and each Lender acknowledges that (i) the Information may include material non-public information concerning the Borrower or a Subsidiary of either, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

For the avoidance of doubt, nothing in this Section 10.08 shall prohibit any Person from voluntarily disclosing or providing any information, the disclosure of which is otherwise restricted by this Section 10.08, to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that such restriction on disclosure to such Regulatory Authority set forth in this confidentiality provision shall be prohibited by applicable laws or regulations.

Section 10.09  Setoff. Subject to the Orders, in addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary or any FSHCO constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is directly owned by a Domestic Subsidiary does not constitute such an asset (and may be pledged to the extent set forth in Section 6.12) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.05(b)(ii).

Section 10.10  Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11  Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12  Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement; provided, further, that to the extent any specific provision hereof or any other Loan Document is inconsistent with the Orders, the Orders shall control. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 10.13  Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations) hereunder shall remain unpaid or unsatisfied.

Section 10.14  Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15  Tax Forms.

(a)  Each Lender shall deliver to the Borrower and the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed executed documentation and information prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will permit payments hereunder to be made without withholding, or as will permit the Borrower and the Administrative Agent to determine the applicable rate of withholding. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate, deliver promptly and on or before the date such documentation expires, becomes obsolete or inaccurate to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its ineligibility to do so.

Notwithstanding any other provision of this Section 10.15, a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(b)  (i) Without limiting the generality of Section 10.15(a), each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, prior to receipt of any payment hereunder subject to withholding under the Code (or upon accepting an assignment of an interest herein), whichever of the following is applicable: (x) two duly signed, properly completed originals of either IRS Form W-8BEN or IRS Form W-8BEN-E or any successor thereto (claiming such Foreign Lender’s eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required by the Code) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document), (y) in the case of a Foreign Lender claiming the benefits of an exemption for portfolio interest under Section 871(h) or 881(c) of the Code, two duly signed, properly completed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, or any successor thereto and a certificate substantially in the form of Exhibit O hereto (any such certificate, a “U.S. Tax Compliance Certificate”), or (z) to the extent a Foreign Lender does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender or where the Foreign Lender is a partnership), two duly signed, properly completed, originals of IRS Form W-8IMY (or any successor thereto), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, U.S. Tax Compliance Certificate, IRS Form W-9, IRS Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if the Foreign Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender), and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owners).

(ii)  The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents and shall act as the U.S. federal withholding tax agent in respect of all amounts payable by it under the Loan Documents.

(iii)  Without limiting the generality of Section 10.15(a), each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower (or in the case of a Participant or SPC, to the relevant Lender) two duly signed, properly completed, originals of IRS Form W-9 (or any successor form) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement including, for the avoidance of doubt, by means of an assignment on the date it becomes a Participant), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding.

(iv)  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (for purposes of this Section 10.15(b)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement).

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 10.15.

(c)  On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower two duly signed, properly completed copies of (i) IRS Form W-9 or any successor thereto, or (ii) (A) with respect to payments received on the Administrative Agent’s own account, IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. person for U.S. federal withholding tax purposes.

(d)  The obligation of the Foreign Lenders or U.S. Lenders, severally, under this Section 10.15 shall survive the termination of the Aggregate Commitments, repayments of all other Obligations hereunder and the resignation of the Administrative Agent.

Section 10.16  Governing Law; Jurisdiction; Etc.

(a)  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b)  SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT, AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS (IN WHICH CASE ANY PARTY SHALL BE ENTITLED TO ASSERT ANY CLAIM OR DEFENSE, INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.16 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT), OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT, (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (III) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (IV) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 10.16 WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL ACTION OR PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(c)  WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)  SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.17  WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18  Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04 Section 7.03.

Section 10.19  No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Agent is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent has advised or is advising the Borrower and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Agents, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Agent has any obligation to the Borrower, or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent has any obligation to disclose any of such interests and transactions to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20  [Reserved].

Section 10.21  Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents, including any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents), shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22  USA PATRIOT ACT. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

Section 10.23  [Reserved].

Section 10.24  Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.25  Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for “swap agreements” (as such term is defined in Section 101(53B)(A) of the Bankruptcy Code) or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York, the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GETTY IMAGES HOLDINGS, INC.

By:	/s/ Kjelti Kellough
Name:	Kjelti Kellough
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Debtor-in-Possession Credit Agreement]

CANTOR FITZGERALD SECURITIES,
as Administrative Agent and as Collateral Agent

By:	/s/ Mike Ouellette
Name:	Mike Ouellette
Title:	COO, Global Markets

[Signature Page to Debtor-in-Possession Credit Agreement]

KED ICON HOLDINGS, LLC,
as a Lender

By:	/s/ Mitchell Hanson
Name:	Mitchell Hanson
Title:	Authorized Signatory

[Signature Page to Debtor-in-Possession Credit Agreement]